                                                                     EXHIBIT 2.1


                        STOCK PURCHASE AND SALE AGREEMENT



                                  BY AND AMONG



                           WYO-TECH ACQUISITION CORP.,


                           ALLIED CAPITAL CORPORATION,


                                  DAVID GRENAT,


                                       AND


                            CORINTHIAN COLLEGES, INC.



                                 April 10, 2002

                                TABLE OF CONTENTS
                                -----------------

                                                                                           Page
                                                                                           ----
ARTICLE I   DEFINITIONS; PURCHASE AND SALE .............................................     1
    Section 1.1    Definitions .........................................................     1
    Section 1.2    Stock Purchase and Sale .............................................     8
    Section 1.3    Purchase Price Determination ........................................     8
    Section 1.4    Delivery of Stock; Payment ..........................................    10
    Section 1.5    Closing .............................................................    10
    Section 1.6    Payment of Purchase Price ...........................................    10
    Section 1.7    Buyer Contribution to the Capital of the Company ....................    11

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE SELLERS .............................    11
    Section 2.1    Ownership of Stock ..................................................    11
    Section 2.2    Authority of Sellers ................................................    11
    Section 2.3    No Violation ........................................................    11
    Section 2.4    Consents and Approvals ..............................................    12
    Section 2.5    Brokers', Finders' Fees, etc. .......................................    12
    Section 2.6    Receipt of Commitment Letters .......................................    12

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY ............................    12
    Section 3.1    Corporate Organization; Authorization ...............................    12
    Section 3.2    No Violation ........................................................    13
    Section 3.3    Consents and Approvals of Governmental Authorities ..................    13
    Section 3.4    Capitalization ......................................................    13
    Section 3.5    Subsidiaries and Affiliates .........................................    14
    Section 3.6    Financial Statements ................................................    14
    Section 3.7    Absence of Certain Changes ..........................................    14
    Section 3.8    Title to Properties; Encumbrances ...................................    16
    Section 3.9    Patents, Trademarks, Trade Names ....................................    16
    Section 3.10   Material Contracts ..................................................    17
    Section 3.11   Litigation; Compliance with Laws ....................................    19
    Section 3.12   Taxes ...............................................................    19
    Section 3.13   Benefit Plans .......................................................    20
    Section 3.14   Employment Matters ..................................................    21
    Section 3.15   Environmental Matters ...............................................    22
    Section 3.16   Brokers, Finders' Fees, etc .........................................    23
    Section 3.17   Affiliate Transactions ..............................................    23
    Section 3.18   Insurance ...........................................................    23
    Section 3.19   Bank Accounts .......................................................    23
    Section 3.20   Compliance with Title IV Programs ...................................    23
    Section 3.21   Approval and Accreditation ..........................................    25
    Section 3.22   Recruitment; Admissions Procedures; Attendance; Reports .............    26
    Section 3.23   Accrediting Body and Governmental Approvals .........................    27
    Section 3.24   Condition and Sufficiency of Assets .................................    27
    Section 3.25   Accounts Receivable .................................................    27

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
       Section 3.26   Books of Account and Reports; Internal Controls;
                      Absence of Certain Payments ...........................................  27

ARTICLES IV  REPRESENTATIONS AND WARRANTIES OF THE BUYER ....................................  28
       Section 4.1    Corporate Organization ................................................  28
       Section 4.2    Authorization .........................................................  28
       Section 4.3    No Violation ..........................................................  28
       Section 4.4    Consents and Approvals of Governmental Authorities ....................  29
       Section 4.5    Sophisticated Investor ................................................  29
       Section 4.6    Broker's, Finder's Fees, etc ..........................................  29
       Section 4.7    Litigation ............................................................  29
       Section 4.8    Capital Adequacy ......................................................  29
       Section 4.9    Compliance with Education Laws ........................................  30
       Section 4.10   Reliance on Representations and Warranties ............................  30
       Section 4.11   Prior ED Approvals Secured to Buyer ...................................  30

ARTICLE V. CONDUCT OF BUSINESS PENDING CLOSING ..............................................  30

ARTICLE VI  ADDITIONAL AGREEMENTS ...........................................................  33
       Section 6.1    Reasonable Access. ....................................................  33
       Section 6.2    Confidentiality .......................................................  33
       Section 6.4.   Notification ..........................................................  34
       Section 6.5.   Interim Financial Statements and Other Information ....................  34
       Section 6.6    Amendment of Charter Documents ........................................  35
       Section 6.7    Employee Matters ......................................................  35
       Section 6.8    Books and Records .....................................................  35
       Section 6.9    Tax Matters ...........................................................  35
       Section 6.10   Transfer Taxes ........................................................  37
       Section 6.11.  Mutual Reasonable Best Efforts. .......................................  37
       Section 6.12   Further Assurances ....................................................  38
       Section 6.13   Resignation of Officers and Directors .................................  38
       Section 6.14   Non-Solicitation of Employees .........................................  38
       Section 6.15   No Solicitation of Competing Proposals; Notice of Inquiry .............  38
       Section 6.16   ED Covenants of the Buyer .............................................  39
       Section 6.17   Buyer Responsibility for Opening Balance Sheet Compliance .............  39
       Section 6.18   Termination of Information Technology Program .........................  40

ARTICLE VII   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS ...................................  40
       Section 7.1    Representations and Warranties ........................................  40
       Section 7.2    Performance ...........................................................  41
       Section 7.3    No Material Adverse Change ............................................  41
       Section 7.4    HSR Filing ............................................................  41
       Section 7.5    No Injunction .........................................................  41
       Section 7.6    No Legislation ........................................................  41
       Section 7.7    Corporate Authorization ...............................................  41
       Section 7.8    Waiver of Options .....................................................  41
       Section 7.9    Regulatory Approvals ..................................................  41

       Section 7.10      Opinion of Counsel to Sellers ...............................................   42
       Section 7.11.     Releases ....................................................................   42
       Section 7.12      Payoff Letters ..............................................................   42
       Section 7.13      Termination of Agreements ...................................................   42
       Section 7.14      Redemption of Preferred Stock ...............................................   42
       Section 7.15      Payment of Option Waiver Payment Amounts ....................................   42
       Section 7.16      Resignation Letters .........................................................   42
       Section 7.17      Waiver of Conditions ........................................................   42

ARTICLE VIII   CONDITIONS PRECEDENT TO THE COMPANY'S AND THE SELLERS' OBLIGATIONS ....................   43
       Section 8.1       Representations and Warranties ..............................................   43
       Section 8.2       Performance .................................................................   43
       Section 8.3       HSR Filing ..................................................................   43
       Section 8.4       No Injunction ...............................................................   43
       Section 8.5       No Legislation ..............................................................   43
       Section 8.6       Opinion of Counsel to Buyer .................................................   43
       Section 8.7       Corporate Authorization .....................................................   43
       Section 8.8       Payment of Indebtedness .....................................................   44
       Section 8.9       Redemption of Preferred Stock ...............................................   44
       Section 8.10      Payment of Option Waiver Payment Amounts ....................................   44
       Section 8.11      Waiver of Conditions ........................................................   44

ARTICLE IX   INDEMNIFICATION .........................................................................   44
       Section 9.1       Indemnification of the Sellers ..............................................   44
       Section 9.2       Indemnification of the Buyer ................................................   44
       Section 9.3       Tax Matters .................................................................   45
       Section 9.4       Additional Indemnity Provisions .............................................   56
       Section 9.5       Option to Repurchase the Stock in Certain Indemnification Circumstances .....   59
       Section 9.5       Defense of Third Party Claims and Extension of Statute of Limitations .......   50
       Section 9.6       Disclosure Generally ........................................................   50
       Section 9.7       Disclaimer of Implied Warranties ............................................   50

ARTICLE X.  TERMINATION AND ABANDONMENT ..............................................................   51
       Section 10.1      Methods of Termination ......................................................   51
       Section 10.2      Procedure Upon Termination ..................................................   51
       Section 10.3      Expense Reimbursement .......................................................   52

ARTICLE XI   MISCELLANEOUS PROVISIONS ................................................................   52
       Section 11.1      Amendment and Modification ..................................................   52
       Section 11.2      Waiver of Compliance ........................................................   52
       Section 11.3      Representations and Warranties, etc. ........................................   52
       Section 11.4      Notices .....................................................................   53
       Section 11.5      Binding Nature; Assignment ..................................................   54
       Section 11.6      Entire Agreement ............................................................   54
       Section 11.7      Expenses ....................................................................   54
       Section 11.8      Press Releases and Announcements ............................................   54

       Section 11.9      Governing Law ...............................................................   54
       Section 11.10     Severability ................................................................   55
       Section 11.11     Jurisdiction; Service of Process ............................................   55
       Section 11.12     Headings ....................................................................   55
       Section 11.13     Legal Representation ........................................................   55
       Section 11.14     No Third Party Beneficiaries ................................................   55
       Section 11.15     Specific Performance ........................................................   56
       Section 11.16     Sellers' Representative .....................................................   56
       Section 11.17     Counterparts ................................................................   57

                        STOCK PURCHASE AND SALE AGREEMENT
                        ---------------------------------

     THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 10th day of April, 2002, by and among Wyo-Tech Acquisition Corp., a Delaware corporation (the "Company"), Allied Capital Corporation, a Maryland corporation ("Allied") and David Grenat ("Grenat" and together with Allied the "Sellers"; and each individually a "Seller") and Corinthian Colleges, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS
                                    --------

     A. The Sellers are the owners of all of the issued and outstanding shares of common stock of the Company (the "Stock"); and

     B. On the terms and subject to the conditions contained herein, the Sellers desire to sell and the Buyer desires to purchase all of the Sellers' right, title and interest in and to the Stock.

     NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is agreed as follows:

                                    ARTICLE I
                                    ---------

                         DEFINITIONS; PURCHASE AND SALE
                         ------------------------------

     Section 1.1  Definitions. The following terms when used in this Agreement
                  -----------
have the meanings set forth below:

     (a) "Accreditation" means any accreditation, License, permit, certification, approval, and other governmental, regulatory and ACCSCT authorization required under all laws, rules, regulations and standards applicable to or affecting the Company or the Subsidiary, exclusive of all licenses, permits certifications, approvals and authorizations required under any environmental law, rule, regulation or standard.

     (b) "Accrediting Body" means any state, governmental department and/or agency or any non-governmental or quasi-governmental body that provides Accreditation, including but not limited to ED, ACCSCT, the Wyoming Department of Education and the Pennsylvania Board of Private Licensed Schools.

     (c) "ACCSCT" means the Accrediting Commission of Career Schools and Colleges of Technology.

     (d) "Acid Test Ratio" means the ratio determined as of the Closing Date in accordance with the Principles and Procedures and as set forth on the Final Closing Statements.

     (e) "Acid Test Ratio Adjustment" means the number (positive or negative) calculated on the basis of the Acid Test Ratio, as determined in accordance with
Section 1.3(b) as follows:

          (i) if the Acid Test Ratio is greater than 1.0 to 1.0, then the Acid Test Ratio Adjustment is a positive number equal to the amount by which clause
(i) of Item 2 of the Principles and Procedures exceeds clause (ii) of Item 2 of the Principles and Procedures; and

          (ii) if the Acid Test Ratio is less than 1.0 to 1.0, then the Acid Test Ratio Adjustment is a negative number equal to the amount by which clause
(ii) of Item 2 of the Principles and Procedures exceeds clause (i) of Item 2 of Principles and Procedures.

     (f) "Affiliate" means any Person now or hereafter controlling, controlled by or under common control with another Person.

     (g) "Arbitrator" has the meaning set forth in Section 1.3.

     (h) "Benefit Plans" has the meaning set forth in Section 3.13(a).

     (i) "Budgeted Capital Expenditures" means the budgeted amount of capital expenditures for the Company and the Subsidiary for the period from January 1, 2002 through June 30, 2002, as set forth on Schedule 1.1(i) or as otherwise
                                            ---------------
agreed to in writing by the parties, provided that, subject to the prior written consent of the Buyer's Contact, such consent may be withheld in the Buyer's sole discretion, the Sellers shall be permitted to make reasonable changes to
Schedule 1.1(i) to reflect deviations, economies, efficiencies and the other
---------------
prudent cost savings achieved by the Company and the Subsidiary in the completion of capital projects (provided further, however, that such deviations, economies, efficiencies and other prudent cost savings do not have the effect of delaying the timing of any budgeted capital expenditures beyond the Closing Date or reducing the aggregate amount of the budgeted expenditures set forth on
Schedule 1.1(i)).
----------------

     (j) "Buyer's Accountants" means Almich & Associates, as certified public accountants for the Buyer.

     (k) "Buyer's Contact" has the meaning set forth in Section 6.1.

     (l) "Claim Certificate" has the meaning set forth in Section 9.3(h).

     (m) "Closing" has the meaning set forth in Section 1.5.

     (n) "Closing Adjustment" means the following:

               (i) in the event that the Acid Test Ratio Adjustment and the Tangible Net Equity Adjustment are both positive numbers, then the Closing Adjustment shall mean a positive number equal to the lesser of (A) the Acid Test Ratio Adjustment and (B) the Tangible Net Equity Adjustment;

               (ii) in the event that either the Acid Test Ratio Adjustment or the Tangible Net Equity Adjustment, but not both, is a negative number, then the Closing Adjustment shall mean a negative number equal to the amount of the Acid Test Ratio Adjustment or the Tangible Net Equity Adjustment, whichever is negative; and

               (iii) in the event that both the Acid Test Ratio Adjustment and the Tangible Net Equity Adjustment are negative numbers, then the Closing Adjustment shall mean a negative number equal to the greater of (Y) the Acid Test Ratio Adjustment and (Z) the Tangible Net Equity Adjustment.

     (o) "Closing Certificate" means the certificate delivered by the Chief Financial Officer of the Company pursuant to Section 1.6(b).

     (p) "Closing Date" has the meaning set forth in Section 1.5.

     (q) "Closing Report" has the meaning set forth in Section 1.3(b).

     (r) "Closing Statements" has the meaning set forth in Section 1.3(b).

     (s) "Code" means the Internal Revenue Code of 1986, as amended.

     (t) "Commitment Letters" has the meaning set forth in Section 4.8.

     (u) "Confidentiality Agreement" means the Confidentiality Agreement, dated November 16, 2001, between the Subsidiary and Buyer.

     (v) "Contracts" has the meaning set forth in Section 3.10.

     (w) "Curriculum" means the curriculum used in the educational programs of the Company's and the Subsidiary's schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including any interactive or computer-aided materials), (5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi,
(9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and
(13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items to the extent owned by the Company or the Subsidiary and (b) Revisions. The term "Revisions," as used in this

Agreement, means all periodic updates or revisions to the Curriculum as developed or used by the Company or Subsidiary during its period of operation of its business.

     (x) "ED" means the U.S. Department of Education.

     (y) "ED Approval Notice" means a Provisional Program Participation Agreement, both issued and executed by ED, authorizing continued participation by Wyoming Technical Institute in the Title IV Programs following the Closing. The parties hereto hereby acknowledge and agree that the temporary provisional program participation agreement anticipated to be issued on an interim basis promptly following the Closing does not constitute a Provisional Program Participation Agreement for purposes of this definition of an ED Approval Notice.

     (z) "ED Denial Notice" means a written notice issued and executed by ED which denies an ED Approval Notice to the Buyer.

     (aa) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (bb) "Environmental Laws" has the meaning set forth in Section 3.15(a).

     (cc) "Estimated Acid Test Ratio" means the estimated Acid Test Ratio of the Company and the Subsidiary (on a consolidated basis) on the Closing Date as set forth on the Closing Certificate.

     (dd) "Estimated Acid Test Ratio Adjustment" means the amount, if any, of the estimated Acid Test Ratio Adjustment as determined from the Estimated Acid Test Ratio.

     (ee) "Estimated Closing Adjustment" means the following:


               (i) in the event that the Estimated Acid Test Ratio Adjustment and the Estimated Tangible Net Equity Adjustment are both positive numbers, then the Estimated Closing Adjustment shall mean a positive number equal to the lesser of (A) the Estimated Acid Test Ratio Adjustment and (B) the Estimated Tangible Net Equity Adjustment;

               (ii) in the event that either the Estimated Acid Test Ratio Adjustment or the Estimated Tangible Net Equity Adjustment, but not both, is a negative number, then the Estimated Closing Adjustment shall mean a negative number equal to the amount of the Estimated Acid Test Ratio Adjustment or the Estimated Tangible Net Equity Adjustment, whichever is negative; and

               (iii) in the event that both the Estimated Acid Test Ratio Adjustment and the Estimated Tangible Net Equity Adjustment are negative numbers, then the Estimated Closing

Adjustment shall mean a negative number equal to the greater of (Y) the Estimated Acid Test Ratio Adjustment and (Z) the Estimated Tangible Net Equity Adjustment.

          (ff) "Estimated Purchase Price" has the meaning set forth in Section 1.6(a).

          (gg) "Estimated Tangible Net Equity" means the estimated Tangible Net Equity of the Company and the Subsidiary on the Closing Date as set forth on the Closing Certificate.

          (hh) "Estimated Tangible Net Equity Adjustment" means the amount, if any, of the estimated Tangible Net Equity Adjustment as determined from the Estimated Tangible Net Equity.

          (ii) "Final Closing Statements" has the meaning set forth in Section 1.3(b)(iv).

          (jj) "Financial Assistance" has the meaning set forth in Section 3.20(a).

          (kk) "Financial Statements" has the meaning set forth in Section
3.6(a).

          (ll) "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with past practices of the Company and the Subsidiary.

          (mm) "Group" has the meaning set forth in Section 3.12(a)(ii).

          (nn) "Higher Education Act" means the Higher Education Act of 1965, as amended.

          (oo) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (pp) "IRS" means the United States Internal Revenue Service.

          (qq) "Indebtedness" means the sum of (i) the principal amount of any indebtedness of the Company and the Subsidiary for borrowed money outstanding as of the Closing, together with all prepayment premiums or penalties and other amounts becoming due as a result of this transaction and (ii) any unpaid interest owing on any such indebtedness of the Company and the Subsidiary. The term "Indebtedness" shall not include any capitalized leases of the Company and the Subsidiary.

          (rr) "Indemnified Party" has the meaning set forth in Section 9.3(l).

          (ss) "Indemnifying Party" has the meaning set forth in Section 9.3(l).

          (tt) "Intellectual Property Rights" has the meaning set forth in
Section 3.9.

          (uu)  "IT Program" has the meaning set forth in Section 6.19.

          (vv) "Knowledge" shall mean (i) in the case of the Company, the knowledge of any of James Mathis, Richard Daigle, Denise Bock, Troy Chaney or Helen Aro, (ii) in the case of Grenat, the knowledge of Grenat and (iii) in the case of Buyer, the knowledge of any of the executive officers of Buyer. For purposes of this Agreement, an individual will be deemed to have "knowledge" of a particular fact or matter if (A) such individual is actually aware of such fact or matter, or (B) if such individual in connection with the discharge of his or her employment responsibilities should reasonably be expected to have acquired knowledge of a particular fact or matter.

          (ww) "License" means any authorization, approval, licensure, Accreditation or certification applicable to or affecting the Company or the Subsidiary issued by the federal government or any state, governmental department and/or agency, or non-governmental or quasi-governmental body, including but not limited to the Accrediting Commission of Career Schools and Colleges of Technology, the Wyoming Department of Education and the U.S. Department of Education.

          (xx)  "Loss" and "Losses" have the meaning set forth in Section
9.3(f).

          (yy) "Material Adverse Change" or "Material Adverse Effect" shall mean any event, change or occurrence which, individually or together with any other event, change or occurrence, (A) has or would be reasonably likely to have a material adverse effect or material adverse change on the financial condition or results of operations of the Company and the Subsidiary taken as a whole or their business taken as a whole, provided that any such effect resulting from
(i) any events, circumstances, changes or conditions that adversely effect either the national or regional economy generally or the industry in which the Company and the Subsidiary operate, except to the extent that such events, circumstances, changes or conditions affect the Company and/or the Subsidiary in a way that is materially disproportionate to the effect generally on the industry in which the Company and the Subsidiary operate, or (ii) the entering into this Agreement, any actions required to be taken pursuant to this Agreement or any agreement contemplated herein, shall not be considered when determining whether a Material Adverse Change or Material Adverse Effect has occurred or (B) would materially impair the ability of the Company and the Subsidiary to consummate the transactions contemplated in this Agreement.

          (zz) "Option Cancellation Agreements" means, collectively (i) that certain Option Cancellation Agreement, dated the date hereof, between the Company, the Sellers and James D. Mathis, an executed copy of which is attached hereto as Exhibit B, and (ii) that certain Option Cancellation Agreement, dated
          ---------
the date hereof, between the Company, the Sellers and Richard Daigle, an executed copy of which is attached hereto as Exhibit C.
                                             ---------

          (aaa) "Option Cancellation Payment Amount" means the aggregate of all payments required to be made by the Company on the Closing Date under the Option Cancellation Agreements.

          (bbb) "Options" means all of the issued and outstanding options to purchase shares of capital stock of the Company.

          (ccc) "Person" means an individual, a partnership, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          (ddd) "Pre-Closing Seller Condition" means a failure on the part of the Sellers, the Company or the Subsidiary prior to the Closing to comply with a statutory, Accrediting Body or regulatory provision related to the Company's or the Subsidiary's participation in the Title IV Programs.

          (eee) "Preferred Stock" means the outstanding shares of preferred stock of the Company, par value $0.01 per share.

          (fff) Preferred Stock Redemption Amount" means the amount necessary to redeem all of the shares of Preferred Stock and redeem, pay and/or cancel all other rights with respect to the Preferred Stock, including, but not limited to, all rights with respect to dividends.

          (ggg) "Principles and Procedures" means the accounting principles and procedures attached hereto as Appendix 1 to be used to determine the Acid Test
                              ----------
Ratio and the Tangible Net Equity.

          (hhh) "Purchase Price" has the meaning set forth in Section 1.3(a).

          (iii) "Securities Act" means the Securities Act of 1933, as amended.

          (jjj) "Sellers' Accountants" means the Denver, Colorado and metropolitan Washington, D.C. offices of Ernst & Young, LLP, as certified public accountant of the Company, the Subsidiary and Allied Capital Corporation.

          (kkk) "Seller's Contact" has the meaning set forth in Section 6.1.

          (lll) "Seller's Fraction" means the fraction, the numerator of which is the number of shares of Stock held by such Seller immediately prior to the Closing and the denominator of which is the total number of shares of Stock issued and outstanding immediately prior to the Closing. Each Seller's Fraction is set forth on Exhibit A.
                ---------

          (mmm) "Sellers' Representative" has the meaning set forth in Section 11.15.

          (nnn) "Stock" has the meaning set forth in Recital A.

          (ooo) "Subsidiary" means MJB Acquisition Corp., d/b/a Wyoming Technical Institute, a Wyoming corporation.

          (ppp) "Tangible Net Equity" means the tangible net equity of the Company determined as of the Closing Date in accordance with the Principles and Procedures and as set forth on the Final Closing Statements.

          (qqq) "Tangible Net Equity Adjustment" means the number (positive or negative) calculated on the basis of the Tangible Net Equity, as determined in accordance with Section 1.3(b), as follows:

                (i) if the Tangible Net Equity is more than $1, then the Tangible Net Equity Adjustment is a positive number equal to the amount by which the Tangible Net Equity exceeds $1; and

                (ii) if the Tangible Net Equity is less than $1, then the Tangible Net Equity Adjustment is a negative number equal to the amount by which the Tangible Net Equity is less than $1.

          (rrr) "Taxes" has the meaning set forth in Section 3.12(a)(i).

          (sss) "Third Party Claim" has the meaning set forth in Section 9.5(a).

          (ttt) "Title IV Programs" means the programs of Federal student financial assistance administered pursuant to Title IV of the Higher Education Act of 1965, as amended.

          Section 1.2 Stock Purchase and Sale. Subject to the terms and
                      -----------------------
conditions set forth herein, at the Closing the Sellers will sell and the Buyer will purchase all of the Sellers' right, title and interest in and to the Stock.

          Section 1.3 Purchase Price Determination.
                      ----------------------------

          (a) Purchase Price. The total purchase price to be paid for the Stock
              --------------
to the Sellers (the "Purchase Price") shall be equal to (i) Eighty-Five Million Dollars ($85,000,000) minus (ii) the Indebtedness minus (iii) the Preferred Stock Redemption Amount minus (iv) the Option Cancellation Payment Amount plus
(v) the Closing Adjustment (if any). The Purchase Price will be distributed between the Sellers pro rata in accordance with each Seller's Fraction.

          (b) Determination of Closing Adjustment. The amount of the Closing
              -----------------------------------
Adjustment shall be determined in the following manner:


                (i) Closing Statements and Closing Report. Promptly after the
                    -------------------------------------
Closing, the Sellers' Representative will prepare statements in accordance with the Principles and Procedures which shall set forth the Closing Adjustment, the Acid Test Ratio, the Acid Test Ratio Adjustment, the Tangible Net Equity and the Tangible Net Equity Adjustment and a supporting schedule setting forth the calculation of each such amount (the "Closing Statements"). Sellers' Accountants, at the Sellers' expense, will examine and test the Closing Statements of the Company and the Subsidiary in accordance with generally accepted auditing standards and GAAP (as modified by the Principles and Procedures) and issue their report as to the results of such examination and testing (the "Closing Report"). Within sixty (60) days after the Closing or as soon thereafter as reasonably practicable, the Sellers' Representative will deliver the Closing Statements and Closing Report to the Buyer. The Sellers' Representative shall direct Sellers' Accountants to deliver drafts of the Closing Statements and Closing Report to Buyer's Accountants for review and analysis at least ten (10) days prior to final issuance of the Closing Statements and Closing Report and delivery to the Buyer and the Sellers' Representative as noted above. Buyer's Accountants shall have the opportunity to review and evaluate all working papers, worksheets and other documents utilized by the Sellers in the preparation of the Closing Statements and by Sellers' Accountants in the examination and testing of the Closing Statements.

          (ii)  Review by Buyer's Accountants and Sellers' Accountants. Buyer's
                ------------------------------------------------------
Accountants and Sellers' Accountants will attempt to resolve any disputed items prior to the issuance of the Closing Statements and Closing Report. Failing such resolution, the Buyer and the Sellers will exchange within thirty (30) days of receipt of the Closing Statements and Closing Report detailed written explanations of those items in the Closing Report which remain in dispute. The amount of the Closing Adjustment not affected by the disputed items will be deemed to be as set forth in the Closing Statements and Closing Report. Within a further period of thirty (30) days from the end of the aforementioned review period, the parties will attempt to resolve in good faith any disputed items.

          (iii) Arbitration. Failing resolution pursuant to subparagraph
                -----------
1.3(b)(ii) the unresolved disputed items will be referred for final binding resolution to the Denver, Colorado office of PriceWaterhouseCoopers or to such other nationally-recognized firm of certified public accountants as the Buyer and the Sellers' Representative may hereafter jointly select (the "Arbitrator"). The parties each represent and warrant that they have not engaged PriceWaterhouseCoopers in any material capacity for any matters during the past five (5) years. If the Arbitrator determines that the resolution of a given disputed item requires an interpretation of law, then the Arbitrator may request a law firm of national standing chosen by it to render a legal opinion as to such matter. The Arbitrator shall be requested with respect to all references to it to render its decision within thirty (30) days of a reference or as soon as practicable thereafter, and shall send copies of such decision to the Buyer and the Sellers' Representative. The amount of the Closing Adjustment affected by such unresolved disputed items (if any) will be as determined by the Arbitrator. The costs of such Arbitrator's review (including reasonable attorneys fees of counsel providing a legal opinion to the Arbitrator, if any) shall be borne by the substantially prevailing party (which shall be the party whose proposal on the disputed items referred to for such binding arbitration was closest, in the aggregate for all disputed items, to the Arbitrator's final resolution of such disputed items).

          (iv) The final resolution of the matters described in this Section 1.3 as finally agreed by the parties or as determined by the Arbitrator, as the case may be, shall constitute the "Final Closing Statements."

     Section 1.4  Delivery of Stock; Payment. At the Closing and after the Buyer
                  --------------------------
has made the contribution to the capital of the Company described in Section 1.7
(i) each Seller shall deliver to the Buyer one or more stock certificates representing in the aggregate the number of shares of Stock set forth opposite the name of such Seller on Exhibit A duly endorsed in blank for transfer or
                           ---------
accompanied by duly executed stock powers in proper form, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange and (ii) the Buyer shall pay to each Seller such Seller's Fraction of the Estimated Purchase Price by wire transfer of immediately available funds in accordance with Section 1.6.

     Section 1.5  Closing. The closing of the purchase and sale of the Stock
                  -------
(the "Closing") shall take place at the offices of Dickstein Shapiro Morin & Oshinsky LLP, Washington, DC, or such other place as the Buyer and the Sellers' Representative shall agree, on the date (the "Closing Date") which is three (3) business days after the satisfaction or waiver of all conditions set forth in Articles VII and VIII, provided however, that in no event shall the Closing occur prior to July 1, 2002.

     Section 1.6  Payment of Purchase Price. After the Buyer has made the
                  -------------------------
contribution to the capital of the Company described in Section 1.7, the Buyer will pay the Purchase Price as follows:

     (a) Estimated Payments. At the Closing, the Buyer shall pay to the Sellers
         ------------------
(i) Eighty-Five Million Dollars ($85,000,000) minus (ii) the Indebtedness minus
(iii) the Preferred Stock Redemption Amount minus (iv) the Option Cancellation Payment Amount plus (v) the Estimated Closing Adjustment, if any (the "Estimated Purchase Price").

     (b) Closing Certificate. At the Closing, the Chief Financial Officer of the
         -------------------
Company shall deliver to the Buyer the Closing Certificate in the form annexed hereto as Exhibit D, which shall set forth the Estimated Acid Test Ratio, the
          ---------
Estimated Tangible Net Equity and the Estimated Closing Adjustment, and shall attach as a supporting schedule, a schedule setting forth the calculation of each such amount.

     (c) Closing Adjustment. The Closing Adjustment shall be computed in
         ------------------
accordance with the terms of this Agreement, by the agreement of the parties or by the Arbitrator, as the case may be, immediately after the final determination of the Acid Ratio Adjustment and the Tangible Net Equity Adjustment pursuant to
Section 1.3(b) and any difference between the Estimated Closing Adjustment and the actual Closing Adjustment, which difference shall be set forth on the Final Closing Statements, shall be paid by the appropriate party to the other party (or such Persons as the other party directs) within ten (10) business days thereafter in immediately available funds.

     (d)  Interest Payments. Sums payable pursuant to Section 1.6(c) shall bear
          -----------------
interest from the Closing Date to the date of payment at the rate which is equal to the Prime Rate as published, from time to time, in the Wall Street Journal
                                                          -------------------
under "Money Rates," computed on the basis of a 365-day year and paid for the actual number of days elapsed. Interest calculated in accordance with this
Section 1.6(d) shall be due and payable to the Buyer or the Sellers, as the case may be, on the date on which the corresponding payment is due.

     Section 1.7   Buyer Contribution to the Capital of the Company. At the
                   ------------------------------------------------
commencement of the Closing, the Buyer shall make a contribution to the capital of the Company in an aggregate amount equal to the sum of (i) the total Indebtedness outstanding on the Closing Date plus (ii) the Preferred Stock Redemption Amount plus (iii) the Option Cancellation Payment Amount.

                                   ARTICLE II
                                   ----------

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                  ---------------------------------------------

     The Sellers, severally and not jointly, hereby represent and warrant to the Buyer as follows:

     Section 2.1   Ownership of Stock. Such Seller is the owner, beneficially
                   ------------------
and of record, of all of the shares of Stock set forth opposite its name on Exhibit A hereto free and clear of any pledge, lien, security interest,
---------
encumbrance, claim or equity of any kind, except as set forth on Schedule 2.1.
                                                                 ------------
At Closing, Buyer will acquire good and marketable title to and complete ownership of the Stock free and clear of any such pledge, lien, security interest, encumbrance, claim or equity (other than pledges, liens, security interests, claims or equities created by or attributable to Buyer).

     Section 2.2   Authority of Sellers. Each Seller has the full right,
                   --------------------
capacity and power to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes a valid and binding obligation, enforceable against each such Seller in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 2.3   No Violation. Except as set forth on Schedule 2.3, neither
                   ------------                         ------------
the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by each such Seller will (i) violate, breach or be in conflict with any provisions of Allied's certificate of incorporation or bylaws or (ii) with or without the giving of notice or passage of time, or both, violate, or be in conflict with, or create a lien under or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract, indenture, mortgage, lease, license or permit to which such Seller is a party or by which such Seller or any of such Seller's assets may be bound or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority to which such Seller is subject.

     Section 2.4   Consents and Approvals. Except as set forth on Schedule 2.4,
                   ----------------------                         ------------
and for compliance with the HSR Act and the Higher Education Act no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     Section 2.5   Brokers', Finders' Fees, etc. Except for Banc of America
                   ----------------------------
Securities LLC, the fees and expenses of which shall be paid by the Company on or before the Closing, the Sellers have not employed any broker, finder, investment banker or financial advisor as to whom any such Seller may have any obligation to pay any brokerage or finders' fees, commissions or similar compensation in connection with the transactions contemplated hereby.

     Section 2.6   Receipt of Commitment Letters. The Sellers acknowledge
                   -----------------------------
receipt of the Commitment Letters.

                                   ARTICLE III
                                   -----------

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ALLIED
            --------------------------------------------------------

     The Company and Allied hereby jointly and severally represent and warrant to the Buyer as follows:

     Section 3.1   Corporate Organization; Authorization.
                   -------------------------------------

     (a) The Company and the Subsidiary are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted and to own or lease and operate their respective property and assets. The Company and the Subsidiary are duly qualified or licensed to do business as foreign companies in good standing in materially all of the states of the United States and in each foreign jurisdiction in which the conduct of their respective businesses or the ownership or leasing of their respective property require such qualification.
Schedule 3.1 correctly lists with respect to the Company and the Subsidiary its
------------
jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as a foreign corporation and its respective directors and executive officers. Sellers have delivered to Buyer complete and correct copies of the respective charters and bylaws of the Company and the Subsidiary as now in effect.

     (b) The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Company and the Sellers in their capacity as the sole stockholders of the Company have taken all action required to authorize the execution and delivery of this Agreement, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Company or the Subsidiary are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement is a valid and binding agreement of the Company, enforceable against it in accordance with its terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.2  No Violation. Except as set forth on Schedule 3.2, neither the
                  ------------                         ------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, breach or be in conflict with any provisions of the charter or bylaws of the Company or the Subsidiary, (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract, indenture, mortgage, lease, license or permit to which the Company or the Subsidiary is a party or by which any of their respective assets may be bound, (iii) require the consent of any party to any agreement or commitment to which the Company or the Subsidiary is a party, or by which the Company or the Subsidiary or either of their respective assets is bound, (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any material property or assets of the Company or the Subsidiary, or (v) except for compliance with the HSR Act, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority to which the Company or the Subsidiary is subject.

     Section 3.3  Consents and Approvals of Governmental Authorities. Except as
                  --------------------------------------------------
set forth on Schedule 3.3 and except for compliance with the HSR Act, no
             ------------
consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Company or the Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     Section 3.4  Capitalization. Schedule 3.4 sets forth the authorized, issued
                  --------------  ------------
and outstanding shares of capital stock of each of the Company and the Subsidiary as of the date hereof. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. All outstanding shares of capital stock of the Subsidiary are owned by the Company free and clear of any liens, charges, encumbrances, claims and options. All outstanding shares of capital stock of the Subsidiary are validly issued, fully paid and nonassessable. Except for the Options as set forth on Exhibit A and as
                                                               ---------
set forth on Schedule 3.4, there are no other issued and outstanding shares of
             ------------
capital stock of the Company or the Subsidiary, or securities convertible into or exchangeable or exercisable for shares of capital stock, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Company or the Subsidiary is bound to issue, transfer, repurchase, redeem or otherwise acquire or retire any shares of capital stock or other securities of the Company or the Subsidiary.

     Section 3.5   Subsidiaries and Affiliates. Except as set forth on Schedule
                   ---------------------------                         --------
3.4 or Schedule 3.5, neither the Company nor the Subsidiary owns any capital
---    ------------
stock or other equity securities of any other corporation and has no other type of interest (whether ownership or other) in any other corporation, partnership, joint venture or other business organization or entity. Except as set forth on
Schedule 3.5, the interests of the Company or the Subsidiary in any Person as
------------
set forth on Schedule 3.4 or Schedule 3.5 are owned by the Company or the
             ------------    ------------
Subsidiary free and clear of all liens, options, claims or encumbrances (including without limitation, rights of first refusal or similar rights) with respect to the ownership thereof. Neither the Company nor the Subsidiary is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person, except as set forth on Schedule 3.5.
                                   ------------

     Section 3.6  Financial Statements.
                  --------------------

     (a) The Company has previously delivered to the Buyer accurate and complete copies of the audited consolidated balance sheets of the Company at December 31, 1999, December 31, 2000 and December 31, 2001 and the related audited statements of operations, shareholders' equity and cash flows for the period and years then ended (the "Financial Statements"). Such Financial Statements present fairly, in all material respects, the financial position of the Company and the Subsidiary at the date thereof, and the results of operations, changes in shareholders' equity and cash flows of the Company and the Subsidiary for the period indicated, in conformity with GAAP.

     (b) The Company and the Subsidiary have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Financial Statements, (ii) current liabilities incurred in the ordinary course of business consistent with past practices since December 31, 2001, (iii) liabilities under contracts that can be terminated upon thirty (30) days' or less notice, have an unexpired term of less than one year, or involve annual commitments of less than $100,000, (iv) liabilities disclosed on Schedule
                                                                        --------
3.6(b), and (v) liabilities which in the aggregate do not exceed $200,000.
------

     Section 3.7  Absence of Certain Changes. Except as set forth on Schedule
                  --------------------------                         --------
3.7, since December 31, 2001, the Company and the Subsidiary have conducted
---
their respective businesses only in the ordinary course and there has not been:

     (a) any change or damage, destruction or loss, whether covered by insurance or not, materially affecting their respective properties or businesses;

     (b) any employment or severance agreement or contract entered into with any director, officer or employee or, except for increases in the ordinary course of business and in accordance with past practice, any general or uniform increase in the compensation of directors, officers or employees of the Company or the Subsidiary (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any individual director, officer or employee of the Company or the Subsidiary;

     (c) any sale, transfer or other disposition of any material assets of the Company or the Subsidiary in excess of $100,000 (or the entry into any agreement with respect to any of the foregoing), except in the ordinary course of business, or any sale, assignment, transfer or other disposition of any of the Company's or the Subsidiary's material patents, trademarks, trade names, copyrights, licenses or other intangible assets;

     (d) any declaration, setting aside, making or paying of any dividend or other distribution (whether in cash, stock, personal or real property or other thing of value) in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of the Company or the Subsidiary;

     (e) any change in the Company's or the Subsidiary's authorized or issued capital stock;

     (f) any amendment to the Company's or the Subsidiary's charter or bylaws;

     (g) any entry into, modification or termination of any labor or collective bargaining agreement or any commitment or creation of any liability to any labor organization relating to any employees of the Company or the Subsidiary;

     (h) except in accordance with their terms, any termination, renewal or renegotiation of any Contract or default in any material obligation under any such Contract which remains uncured for more than fifteen (15) days or entry into any agreement which, if it had been entered into prior to the execution of this Agreement, would have been a Contract required to be disclosed pursuant to
Section 3.10;

     (i) any termination or failure to renew any material insurance coverage;

     (j) any termination or failure to renew or preserve any Licenses and Accreditations;

     (k) except in the ordinary course of business, any termination or suspension of any executive officer or key employee; or

     (l) any sale or discount of the Company's or the Subsidiary's accounts receivable (whether by discount to the debtors or by sale to any third party);

          (m) any change in the accounting methods, principles or practices used by the Company or the Subsidiary;

          (n) any agreements or commitments to merge or consolidate with or purchase a substantial equity interest in or a substantial portion of the assets of, or by any other manner acquire, any business entity or division thereof which remains in place as of the date hereof; or

          (o) any agreements or commitments to take any action described in this
Section 3.7.

          Section 3.8 Title to Properties; Encumbrances. Schedule 3.8A hereto
                      ---------------------------------  -------------
lists all real properties and interests therein owned or leased by the Company or the Subsidiary as of the date hereof, and Schedule 3.8B hereto lists the
                                             -------------
mortgages, pledges, liens or security interests affecting such real properties and interests therein. Except as set forth in Schedule 3.8A or Schedule 3.8B:
                                              -------------    -------------

          (a) the Company and the Subsidiary have good and marketable title to each of their respective real properties listed in Schedule 3.8A and have good
                                                   -------------
and marketable title to all tangible personal properties and other assets shown as owned by the Company or the Subsidiary on their respective books and records (except for properties and assets acquired under installment purchase contracts or held pursuant to the leases disclosed in Schedule 3.10 or not required to be
                                            -------------
disclosed in such Schedule), except for such defects of title, if any, as do not in the aggregate materially interfere with the present use of or materially impair the value of such properties or assets;

          (b) none of the properties or assets of the Company or the Subsidiary are subject to any mortgage, pledge, lien, security interest, encumbrances or claim except (i) statutory liens not yet delinquent; (ii) liens or encumbrances that do not in the aggregate interfere with the present use of or impair the value of such properties or assets; (iii) mortgages, pledges, liens or security interests listed in Schedule 3.8B hereto; (iv) liens for taxes not yet
                    -------------
delinquent; or (v) liens accounted for as capitalized leases; and

          (c) with respect to each parcel of real property owned by the Company or the Subsidiary, except as set forth in Schedule 3.8A, (i) there are no
                                          -------------
leases, subleases, licenses, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (ii) there are no pending and, to the Knowledge of the Company, threatened, condemnation proceedings affecting such parcel; (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and (iv) there are no parties (other than the Company or the Subsidiary) in possession of any parcel of real property.

          Section 3.9 Patents, Trademarks, Trade Names. Except as noted thereon,
                      --------------------------------
Schedule 3.9 lists all patents, trademarks, service marks, trade names, domain
------------
names and copyrights and all registrations and applications for registration for any of the foregoing owned or used (pursuant to license agreements or otherwise) in the conduct of the businesses of the Company and the Subsidiary as of the date hereof. Except as set forth on Schedule 3.9 hereto,
                                    ------------
the use of such patents, trademarks, service marks, trade names, domain names and copyrights (collectively, the "Intellectual Property Rights") does not conflict with or infringe on the rights of any third person. Except as set forth on Schedule 3.9, the Company and the Subsidiary own or possess a valid license
   ------------
to use the Intellectual Property Rights as necessary for the present operation of its business, and the Company has no Knowledge, as of the date hereof, that
(i) any third party has infringed any of the Company's or the Subsidiary's rights in the Intellectual Property Rights; or (ii) any claim has been made contesting the validity or enforceability of the Intellectual Property Rights. Except as set forth on Schedule 3.9, the Company and the Subsidiary have, to
                       ------------
their knowledge, the right to use the Curriculum as presently used, and the execution, delivery and performance of this Agreement shall have no effect on the Company's or the Subsidiary's use of the Curriculum. Except as set forth in
Schedule 3.9, no employee or Affiliate of the Sellers, the Company or the Subsidiary owns or has any interest, directly or indirectly, in any part of the Curriculum. Neither the Company nor the Subsidiary is required to or makes, and after the Closing neither of them will be required to make, any payments to others with respect to the Curriculum. The current and past use of the Curriculum by the Company and the Subsidiary does not conflict with or infringe on the rights of any third person. Schedule 3.9 sets forth the Person or Persons
                                   ------------
from whom the Curriculum for each of the Company's and the Subsidiary's programs was purchased or acquired.

          Section 3.10 Material Contracts. Schedule 3.10 lists the following
                       ------------------  -------------
agreements, contracts, commitments, licenses, instruments and understandings (whether or not in writing) to which the Company or the Subsidiary is a party or is bound (each, a "Contract"):

          (a) agreements, contracts and commitments that cannot be terminated upon 30 days' or less notice without penalty or that have an unexpired term of one year or more or involve annual commitments in excess of $100,000;

          (b) agreements, contracts and commitments with any Seller or any of their respective Affiliates or any officer, director or employee of Allied or any officer, director, employee or Affiliate of the Company or the Subsidiary;

          (c) agreements, contracts and commitments that constitute an obligation in respect of a borrowing of money;

          (d) agreements, contracts and commitments that constitute a guaranty or indemnity;

          (e) agreements, contracts and commitments providing for the extension of credit;

          (f) agreements, contracts and commitments limiting the ability of the Company or the Subsidiary to conduct its business, including as to manner or place;

          (g) agreements, contracts and commitments that are commission, representative, or sales agent agreements, practices or understandings;

          (h) agreements, contracts and commitments that are collective bargaining agreements and other agreements to or with any labor union, employees' association or other employee representative of a group of employees;

          (i) agreements, contracts and commitments that are for the employment, severance or retention or any director, officer, employee, agent, stockholder, consultant or advisor or any other contract or understanding with any director, officer, employee, agent, stockholder, consultant or advisor, which does not provide for termination at will by the Company or the Subsidiary without further cost or liability to the Company or the Subsidiary as of or at any time after the date of this Agreement;

          (j) agreements, contracts and commitments that are for capital expenditures in an amount exceeding $100,000 in any individual case or $500,000 in the aggregate;

          (k) agreements, contracts and commitments not otherwise set forth on
Schedule 3.13, that are in the nature of a profit sharing, bonus, stock option,
-------------
stock purchase, pension, deferred compensation or retirement, severance, hospitalization, insurance or other plan or contract providing benefits to any Person or former director, officer, employee, agent, shareholder, consultant or advisor or such Persons' dependents, beneficiaries or heirs;

          (l) agreements, contracts and commitments that are leases, rental or occupancy agreements, licenses, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000);

          (m) agreements, contracts, commitments that are joint venture, partnership or other similar agreement (however named) involving a sharing of profits, losses, costs or liabilities; and

          (n) agreements, contracts and commitments that are agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the confidential information.

True, correct and complete copies of all items so listed in Schedule 3.10 have
                                                            -------------
been delivered to Buyer. Each of such item listed, or required to be listed, is a valid and binding obligation of the Company or the Subsidiary (as applicable) in accordance with its terms and, since December 31, 1998, there have been no defaults by the Company or the Subsidiary or, to the Knowledge of the Company, by the other party, or claims of default and, to the Knowledge of the Company, there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a material default by the Company or the Subsidiary or, to the Knowledge of the Company, by the other party thereunder or would cause the acceleration of any material obligation of any party thereto or the creation of any material option, pledge, encumbrance, lien or security interest upon any asset of the Seller, the Company or any Subsidiary.

          Section 3.11 Litigation; Compliance with Laws.
                       --------------------------------

          (a) Except as set forth on Schedule 3.11, there is no action,
                                     -------------
proceeding or investigation (whether or not purportedly on behalf of the Seller, the Company or the Subsidiary) at law or in equity or before any governmental or regulatory entity pending or, to the Knowledge of the Company, threatened, against or affecting the Company or the Subsidiary or any of their respective properties or assets as of the date hereof, and, to the Knowledge of the Company, there is no basis for any such action, proceeding or investigation.

          (b) To the Knowledge of the Company, neither the Company nor the Subsidiary is in violation of any laws, regulations, ordinances, orders, judgments and decrees to which any of them, or any of their respective businesses, properties or operations is subject.

          Section 3.12 Taxes.
                      -----

          (a) Definitions. For the purposes of this Agreement, the following
              -----------
definitions shall apply:

               (i) "Taxes" means any and all federal, state and local taxes, assessments and other governmental charges, duties, impositions and liabilities, including without limitation those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (ii) "Group" means, individually and collectively, (A) the Company, (B) the Subsidiary, (C) the Sellers, and (D) any corporation, partnership or other person as to which the Company is or could be liable for Taxes incurred by such corporation, partnership or other person either as transferee, or pursuant to Treasury Regulation ss. 1.1502-6, or pursuant to any other provision of federal, state, local or foreign law or regulation.

          (b) Tax Matters. Except as set forth on Schedule 3.12:
              -----------                         -------------

               (i) All federal, state and local Tax returns required to be filed by or on behalf of the Company or the Subsidiary (or the Group, with respect to any Taxes for which the Company or the Subsidiary could be liable) have been accurately prepared, and have been duly and timely filed, and all Taxes (including Taxes withheld from employees' salaries and all other withholding Taxes and obligations and deposits required to be made by or with respect to the Company or the Subsidiary with respect to such withholding Taxes or otherwise), interest, penalties, assessments and/or deficiencies due with respect to such Tax returns have been timely paid, or to the extent not due and payable as of the Closing Date, adequate provision for the payment thereof has been made on the financial statements or the respective books of account of the Company and the Subsidiary.

               (ii) There is no Tax deficiency outstanding or assessed against the Company or the Subsidiary (or the Group, with respect to any Taxes for which the Company or the Subsidiary could be liable). Further, neither the Company, the Subsidiary, nor the Group, with respect to any Taxes for which the Company or the Subsidiary could be liable, has received any written notice of a proposed assessment of taxes, or executed any waiver of any statute of limitations on, or extending the period for, the assessment or collection of any Tax which is still in effect. No audit or other examination of any return of the Company or the Subsidiary (or the Group, with respect to any Taxes for which the Company or the Subsidiary could be liable) is presently in progress, nor has the Company, the Subsidiary or the Group been notified in writing of any request for such an audit or other examination. There is not outstanding any power of attorney that is currently in force with respect to any matter relating to Taxes for which the Company or the Subsidiary could be liable.

               (iii) None of the assets of the Company or the Subsidiary are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code. No member of the Group is a "consenting corporation" under Section 341(f) of the Code. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or the Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code. Since January 1, 1999, neither the Company nor the Subsidiary has been a party to a distribution qualifying for tax-free treatment under Section 355 of the Code.

               (iv) Since January 1, 1999, neither the Company nor the Subsidiary has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, except only with members of the affiliated group of which the Company or the Subsidiary currently is a member. Neither the Company nor the Subsidiary has any liability for the Taxes of any Person (other than members of the affiliated group of which the Company and the Subsidiary are currently members) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Further, neither the Company nor the Subsidiary is a party to a tax sharing or allocation agreement, which agreement has not been terminated, and neither the Company nor the Subsidiary will have any liability under any tax sharing or allocation agreement on or after the Closing Date.

               (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Subsidiary.

          Section 3.13 Benefit Plans.
                       -------------

          (a) Schedule 3.13 contains an accurate and complete list of all
              -------------
Benefit Plans maintained or sponsored by the Company or the Subsidiary, contributed to by the Company or the Subsidiary, covering any employees of the Company or the Subsidiary, to which the Company or the Subsidiary is obligated to contribute or with respect to which the Company or the Subsidiary has any liability. For purposes of the Agreement, the term "Benefit Plans" shall mean:
(i) employee benefit plans as defined in Section 3(3) of ERISA, (ii) employment agreements, and (iii) fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, and whether or not funded. Neither the Company, nor the Subsidiary has any obligations to contribute to any "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

          (b) Neither the Company nor the Subsidiary contributes to or has any liability with respect to any Benefit Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

          (c) Each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with all reporting and disclosure requirements and applicable laws and regulations, including but not limited to ERISA and the Code. As of the date hereof, no actions, suits, claims (other than routine claims for benefits), taxes, penalties or liens with respect or relating to the Benefit Plans are pending or, to the Knowledge of the Company, threatened, or have been assessed or incurred.

          (d) Neither the Company nor the Subsidiary maintains or contributes to any Benefit Plans which are "defined benefit plans" as defined in Section 3(35) of ERISA.

          (e) Except as set forth on Schedule 3.13, each Benefit Plan that is
                                     -------------
intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and, to the Knowledge of the Company, nothing has occurred since the date of such determination through the date hereof that could adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust.

          (f) With respect to each Benefit Plan, the Company has provided the Buyer with true and complete copies, to the extent applicable, of (i) all documents pursuant to which the Benefit Plans are maintained, funded and administered, including all amendments thereto, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with attachments), (iii) the most recent financial statements, (iv) the most recent actuarial report, and (v) all governmental rulings and determinations and opinions (and pending requests for governmental rulings, determinations and opinions).

          Section 3.14   Employment Matters. The Company and the Subsidiary are
                         ------------------
in compliance in all material respects with all federal, state and local laws, rules and regulations affecting employment and employment practices, including, but not limited to terms and conditions of employment, employment discrimination, and wages and hour laws. The Company and the Subsidiary are not engaged in any unfair labor practices with respect to employees. There are no charges or complaints against the Company or the Subsidiary pending before the National Labor Relations Board, any other administrative agency, any court, or any arbitrator relating to employment matters. There are no labor strikes, slow-downs or stoppages or other labor troubles pending or threatened with respect to any employees of the Company or the Subsidiary. Neither the Company nor the Subsidiary has experienced any work stoppage by any of its/their employees since January 1, 1999. No labor organization has petitioned the National Labor Relations Board or any other administrative agency to become the exclusive bargaining representative for any employees of the Company or the Subsidiary since January 1, 1999. To the Knowledge of Company and Sellers, no labor organizing activities have occurred with respect to employees of the Company or the Subsidiary since January 1, 1999. There are no collective bargaining agreements binding on the Company or the Subsidiary. Since January 1, 1999, neither the Company nor the Subsidiary has experienced a "Plant Closing" or "Mass Layoff" as defined in the Worker Adjustment and Retraining Notification Act.

          Section 3.15   Environmental Matters.
                         ---------------------

          (a) Except as set forth on Schedule 3.15, the Company and the
                                     -------------
Subsidiary are in compliance and have at all times since January 1, 1998 been in compliance with all laws, rules, regulations, orders, ordinances, judgments, decrees and other legal requirements relating to pollution or protection of the environment (the "Environmental Laws"). To the Knowledge of the Company, the Company and the Subsidiary have at all times before January 1, 1998 been in compliance in all material respects with all Environmental Laws.

          (b) Except as set forth on Schedule 3.15, the Company and the
                                     -------------
Subsidiary possess and are in compliance with and have at all times since January 1, 1998 possessed and been in compliance with, all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct their respective businesses, except where such noncompliance would not have a Material Adverse Effect. To the Knowledge of the Company, the Company and the Subsidiary have at all times before January 1, 1998 possessed and been in compliance with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct their respective businesses, except where such noncompliance would not have a Material Adverse Effect.

          (c) Except as set forth on Schedule 3.15, the operations of the
                                     -------------
Company and the Subsidiary have not caused any release of hazardous substances (as defined by the Comprehensive Environmental Response Compensation and Liability Act, as amended, or hazardous waste, as defined by the Resource Conservation and Recovery Act, as amended, but also including crude oil or any fraction thereof) since January 1, 1998 on (i) any real property then owned, leased or operated by the Company or the Subsidiary and (ii) any other property with respect to which the Company or the Subsidiary has disposed or arranged for the disposal of wastes thereon.

          (d) Except as set forth on Schedule 3.15, neither the Company nor the
                                     -------------
Subsidiary owns or operates, or, since January 1, 1998, has owned or operated any underground storage tanks and, to the Company's Knowledge, no tanks are located or have been located on property now or formerly owned, leased or operated by the Company or the Subsidiary.

          (e) Except as set forth on Schedule 3.15, since January 1, 1999, no hazardous substance has been released upon, and no hazardous condition that could give rise to material liability of the Company or the Subsidiary exists at, any property presently owned, leased or operated by the Company or the Subsidiary and no hazardous substance or hazardous condition presently exists at any property owned, leased or operated by the Company or the Subsidiary since January 1, 1998.

          The matters set forth on Schedule 3.15 have been satisfactorily
                                   -------------
resolved and no such items will have a Material Adverse Effect. No further action must be taken or payment made to satisfy the Consent Agreement dated October 1997 between the Company and the United States Environmental Protection Agency. The four (4) underground tanks referred to in Schedule 3.15 have all
                                                      -------------
been properly removed under federal and state laws and neither the Company nor the Subsidiary has any further liability with respect thereto.

          Section 3.16   Brokers', Finders' Fees, etc. Except for Banc of
                         ----------------------------
America Securities LLC, the fees and expenses of which will be paid by the Company on or before the Closing, neither the Company nor the Subsidiary has employed any broker, finder, investment banker or financial advisor as to whom the Company may have any obligation to pay any brokerage or finders' fees, commissions or similar compensation in connection with the transactions contemplated hereby.

          Section 3.17   Affiliate Transactions. Except as disclosed on Schedule
                         ----------------------                         --------
3.17, neither the Sellers nor any officer or director of the Company or the
----
Subsidiary or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest, is a party to any material agreement, contract, commitment or transaction with the Company or the Subsidiary or which is pertaining to the business of the Company or the Subsidiary or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or the Subsidiary.

          Section 3.18   Insurance. Schedule 3.18 sets forth a list of all
                         ---------  -------------
policies of fire, liability, product liability and workmen's compensation insurance held by or on behalf of the Company and the Subsidiary. All premiums due and payable thereon have been paid, and, as of the date hereof, neither the Company nor the Subsidiary has received any notice of cancellation or non-renewal of any such policy.

          Section 3.19   Bank Accounts. Schedule 3.19 sets forth (i) a true and
                         -------------  -------------
complete list of each bank, deposit, lock-box or cash collection, management or other account, of the Company and the Subsidiary, including the title and number of the account, the financial or other institution at which such account is located and the names of all Persons authorized to draw thereon or have access thereto and (ii) the names of each Person holding powers of attorney or agency authority from the Company or the Subsidiary.

          Section 3.20   Compliance with Title IV Programs
                         ---------------------------------

          (a) Except as set forth on Schedule 3.20(a), since January 1, 1999,
                                     ----------------
the Company and the Subsidiary have been and are in compliance in all material respects with any and all applicable laws and regulations relating to any forms of student financial assistance, grants or loans ("Financial Assistance"), including, without limitation, the financial responsibility and administrative capability requirements, as defined by ACCSCT and by ED at 34 C.F.R. (S)(S) 668.14, 668.16, and 668, Subpart L, and all statutory and regulatory provisions related to the Company's and the Subsidiary's participation in the Title IV Programs. Except as set forth on Schedule 3.20(a), to the Knowledge of the
                                 ----------------
Company, since January 1, 1998, the Company and the Subsidiary have been and are in compliance in all material respects with any and all applicable laws and regulations relating to any forms of Financial Assistance, including, without limitation, the financial responsibility and administrative capability requirements, as defined by ACCSCT and by ED at 34 C.F.R. (S)(S) 668.14, 668.16, and 668, Subpart L (or the predecessor to such regulatory sections in effect at the applicable time), and all statutory and regulatory provisions related to the Company's and the Subsidiary's participation in the Title IV Programs.

          (b) For each of the Company's fiscal years ending on December 31, 1999, 2000 and 2001, the Company and the Subsidiary have not received greater than ninety percent (90%) of their revenues on a cash basis from programs authorized by Title IV or other federal student financial aid funds, and the Company and the Subsidiary satisfy the requirements regarding Title IV program funds established by ED as set forth at 34 C.F.R. (S) 600.5. Schedule 3.20(b)
                                                             ----------------
contains a correct statement of the percentage of revenue from such federal funding sources for each of such fiscal years. To the Knowledge of the Company, for each of the Company's fiscal years ending on December 31, 1997 and 1998, the Company and Subsidiary have not received greater than eighty-five percent (85%) of their revenues from programs authorized by Title IV or other federal student financial aid funds, and the Company and the Subsidiary satisfy the requirements regarding Title IV program funds established by ED as set forth at 34 C.F.R.
(S)600.5. Schedule 3.20(b) contains a correct statement of the percentage of revenue from such federal funding sources for each of such fiscal years.

          (c) Schedule 3.20(c) lists each program pursuant to which Financial
              ----------------
Assistance is provided to or on behalf of the Subsidiary's students. The Subsidiary has final, official cohort default rates, as published by ED, of 9.5%, 7.2% and 5.0% on Federal Stafford Loan Program loans, for the fiscal years 1997, 1998 and 1999, respectively, and a draft cohort default rate issued by ED of four and nine tenths percent (4.9%) for fiscal year 2000. The Subsidiary has official cohort default rates, as reported to ED, of 8.7%, 6.3% and 7.9% on Federal Perkins Loan Program loans for the award years ended June 30, 1998, 1999, and 2000, respectively.

          (d) Neither the Company nor any person or entity that exercises substantial control over the Subsidiary (as the term "substantial control" is defined in 34 C.F.R. (S0 668.174(c)(3)), or member of such person's family (as the term "family" is defined in 34 C.F.R. (S) 668.174(c)(4)), alone or together,
(i) exercises or exercised substantial control over another institution or third-party servicer (as that term is defined in 34 C.F.R. (S) 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

          (e) Neither the Company nor any affiliate of the Company that has the power, by contract or ownership interest, to direct or cause the direction of management of policies of the Subsidiary has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

          (f) Since January 1, 1999, neither the Sellers, the Company, the Subsidiary nor any of their respective chief executive officers has pled guilty to, pled nolo contendre to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

          (g) Since January 1, 1999, neither the Company nor the Subsidiary has knowingly employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled nolo contendre or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

          (h) Since January 1, 1999, neither the Company nor the Subsidiary has knowingly contracted with an institution or third-party servicer that has been terminated under section 487 of the Higher Education Act for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

          (i) Since January 1, 1999, neither the Company nor the Subsidiary has contracted with or employed any individual, agency, or organization that has been, or whose officers or employees have been convicted of, or pled nolo contendre or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

          Section 3.21   Approval and Accreditation.
                         --------------------------

          (a) Schedule 3.21(a) lists each License and Accreditation presently
              ----------------
held by the Company and the Subsidiary and also lists each state, governmental department and/or agency, or non-governmental or quasi-governmental body, including any Accrediting Body granting such License or Accreditation with respect to any of the Subsidiary's educational programs, including, without limitation, ACCSCT, the Wyoming Department of Education, the Pennsylvania Board of Private Licensed Schools and ED. The Company has delivered to Buyer true and complete copies of all such Licenses and Accreditations. Except as set forth on
Schedule 3.21(a), the Company and the Subsidiary have received all necessary
----------------
Accreditations and Licenses for their existing operations and receipt of Financial Assistance, including, but not limited to, all requisite approvals for the educational and training programs currently offered from their Accrediting Bodies and the states in which they operate.

          (b) Except as set forth on Schedule 3.21(b), the Licenses and
                                     ----------------
Accreditations set forth on Schedule 3.21(a) are in full force and effect, and
                            ----------------
no proceeding for the suspension, limitation, revocation, termination or cancellation of any of them is pending or, to the Knowledge of the Company, threatened. Since January 1, 1999, neither the Company nor the Subsidiary has received any notice that any of the Licenses or Accreditations set forth on
Schedule 3.21(a) will not be renewed. No application made by the Company or the
----------------
Subsidiary for any License and Accreditation during the past three years has been denied.

          (c) The Subsidiary is accredited by ACCSCT and is certified by ED as eligible institution of higher education pursuant to Title IV of the Higher Education Act and each, if necessary, is a party to a program participation agreement with ED. Except as set forth on Schedule 3.21(c), since January 1,
                                          ----------------
1999 neither the Company nor the Subsidiary has received any written notice of any alleged violation of any law, regulation, or legally binding requirement related to the Title IV Programs, or of any standard of any applicable Accrediting Body, or of any law, regulation or legally binding requirement related to maintaining and retaining in full force and effect any and all Accreditations and Licenses necessary for the Subsidiary's existing operations and receipt of Financial Assistance.

          (d) Except as set forth on Schedule 3.21(d), since January 1, 1999
                                     ----------------
neither the Company nor the Subsidiary has received any notice of (i) any investigation, review, or audit of the operation of the Subsidiary's Financial Assistance programs or (ii) any review of the Accreditations or Licenses by any state or governmental department and/or agency or any non-governmental or quasi-governmental body, including, without limitation, ACCSCT, the Wyoming Department of Education, ED, any guaranty agency or any Accrediting Body.

          Section 3.22  Recruitment; Admissions Procedures; Attendance; Reports.
                        -------------------------------------------------------
Schedule 3.22 contains a complete list of all current internal written
-------------
procedures or instructions relating to recruitment of students for the Subsidiary, including, without limitation, (a) procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with state or federal or other appropriate standards or tests or eligibility; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively, the "Policy Guidelines"). Schedule 3.22 sets forth a complete list of the Policy
                      -------------
Guidelines with respect to those students continuing in Subsidiary programs after the Closing Date (the "Disclosed Guidelines"). The Company has delivered to Buyer true, correct and complete copies of all Policy Guidelines, Disclosed Guidelines and all documents and other information disseminated to students or prospective students. Since January 1, 1999, the Company's and the Subsidiary's operations have been conducted in accordance, in all material respects, with the applicable Policy Guidelines and all relevant standards imposed by applicable Accrediting Bodies, agencies administering state or federal governmental programs in which the Company participates, and other applicable laws or regulations.

          Section 3.23  Accrediting Body and Governmental Approvals. To the
                        -------------------------------------------
Knowledge of the Company, there exist no facts or circumstances attributable to the Company or the Subsidiary that would reasonably be expected to cause ED, or any other governmental or regulatory authority or Accrediting Body whose authorization, consent or similar approval is required for the consummation of the transactions contemplated by this Agreement or the operation of the Company and the Subsidiary after the Closing Date, to refuse to deliver such authorization, consent or similar approval. To the Knowledge of the Company, neither the Company nor the Subsidiary or their respective Affiliates or employees have been nor are the subject of any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of the Company by any Accrediting Body that is required to approve the change or issue a License or Accreditation to the Buyer or the Company as a result of the change.

          Section 3.24  Condition and Sufficiency of Assets. Except as set forth
                        -----------------------------------
in Schedule 3.24, the buildings, plants, structures, and equipment of the
   -------------
Company and the Subsidiary are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Such building, plants, structures, and equipment are sufficient for the continued conduct of the Company's and the Subsidiary's respective businesses after the Closing in substantially the same manner as conducted prior to the Closing.

          Section 3.25  Accounts Receivable. All accounts receivable of the
                        -------------------
Subsidiary, whether reflected on the Financial Statements, or to be reflected on the Closing Report, represent services actually rendered in the ordinary course of business or valid claims as to which full performance has been rendered (except that tuition and housing fees for the student's entire program are recorded as accounts receivable with a corresponding liability for deferred tuition and housing at the time of enrollment and tuition and housing revenue are recognized ratably over the number of months in the program), and the reserves against the accounts receivable for returns and bad debts are commercially reasonable and have been calculated in a manner consistent with past practice. Except to the extent reserved against the accounts receivable in the appropriate Financial Statement, no counterclaims or offsetting claims with respect to the accounts receivable have been formally asserted. Since December 31, 2001, neither the Company nor the Subsidiary has discounted or sold any of their respective accounts receivable or any portion thereof (either to the debtor(s) or in connection with the sale of such receivables to a third party).

          Section 3.26  Books of Account and Reports; Internal Controls; Absence
                        --------------------------------------------------------
of Certain Payments.
-------------------

          (a) Books of Account and Reports. The Company's books of account
              ----------------------------
reflect all of its and the Subsidiary's items of income and expense, and substantially all of its and the Subsidiary's assets, liabilities and accruals.

          (b) Internal Controls. The Company maintains a system of internal
              -----------------
accounting controls sufficient to provide reasonable assurances that:

               (i) transactions are generally executed in accordance with management's general or specific authorization;

               (ii) transactions are generally recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (2) to maintain accountability for assets;

               (iii) access to assets is permitted only in accordance with management's general or specific authorization; and

               (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) Absence of Certain Payments. Since January 1, 1999, neither the
              ---------------------------
Company nor the Subsidiary, nor any director, officer, agent, employee or other Person associated with or acting on behalf of any of them, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds.

                                   ARTICLE IV
                                   ----------

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                   -------------------------------------------

              The Buyer hereby represents and warrants to the Company and the Sellers as follows:

          Section 4.1  Corporate Organization. The Buyer is a corporation duly
                       ----------------------
organized, validly existing and in good standing under the laws of Delaware.

          Section 4.2  Authorization. The Buyer has full corporate power and
                       -------------
authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Buyer has taken all action required to authorize the execution and delivery of this Agreement, the performance of the Buyer's obligations hereunder and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance by the Buyer of this Agreement. This Agreement is a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          Section 4.3  No Violation. Except as set forth on Schedule 4.3,
                       ------------                         ------------
neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the charter or bylaws of the Buyer, or violate, or be in conflict with, or allow the termination of, or constitute a default under, or cause the acceleration of the maturity of, or create a lien under, any material debt or obligation pursuant to any material agreement or commitment to which the Buyer is a party or by which the Buyer is bound, or, except for compliance with the HSR Act to the Knowledge of the Buyer, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

          Section 4.4 Consents and Approvals of Governmental Authorities. Except
                      --------------------------------------------------
as set forth in Schedule 4.4 and for compliance with the HSR Act, no consent,
                ------------
approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          Section 4.5 Sophisticated Investor. The Buyer is a sophisticated
                      ----------------------
investor, represented by independent legal counsel with experience in the acquisition and valuation of ongoing businesses. The Buyer is acquiring the Stock for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. The Buyer acknowledges that the Stock has not been registered under the Securities Act or any state securities laws and that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

          Section 4.6 Brokers', Finders' Fees, etc. The Buyer has not employed
                      ----------------------------
any broker, finder, investment banker or financial advisor as to whom the Buyer may have any obligation to pay any brokerage or finders' fees, commissions or similar compensation in connection with the transactions contemplated hereby.

          Section 4.7 Litigation. There is no action, proceeding or
                      ----------
investigation pending or to the knowledge of the Buyer, threatened against the Buyer, which, if adversely determined, would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

          Section 4.8 Capital Adequacy.
                      ----------------

          The Buyer has either (i) sufficient cash and available credit facilities, or (ii) sufficient available cash and commitment letters for loans subject to the conditions described therein (true and correct copies of which, together with all amendments or additions thereto (excluding any fee letters), have been provided to the Sellers (the "Commitment Letters")) in either case in an aggregate amount, based on the amounts referenced in such commitment letters, sufficient to pay all of the consideration payable to the Seller as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Stock and to pay all related fees and expenses of the Buyer. The Buyer shall promptly deliver to the Sellers any amendments and additions (excluding any fee letters) to the Commitment Letters between the date of this Agreement and the Closing Date.

          Section 4.9   Compliance with Education Laws. The Buyer is financially
                        ------------------------------
responsible and administratively capable in all material respects, as defined by ACCSCT and by ED at 34 C.F.R.(ss.ss.) 668.14, 668.16 and 668, Subpart L. To the Knowledge of the Buyer, neither the Buyer nor any of its Affiliates or employees have been nor are the subject of any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of the Company by any Accrediting Body that is required to approve the change or issue a License or Accreditation to the Buyer or the Company as a result of the change. To the Knowledge of the Buyer, there are no circumstances involving the Buyer or any of its Affiliates or employees that would cause any Accrediting Body that is required to approve the change in ownership of the Company to deny or delay approval of the change or to refuse or delay the issuance of a License or Accreditation to the Buyer or the Company as a result of the change.

          Section 4.10  Reliance on Representations and Warranties. Buyer is not
                        ------------------------------------------
relying on any representations and warranties other than those set forth in Articles II and III in determining to consummate the transactions contemplated by this Agreement.

          Section 4.11  Prior ED Approvals Secured by the Buyer. Schedule 4.11
                        ---------------------------------------  -------------
sets forth the following information with respect to each of the three (3) most recent acquisitions by the Buyer of educational institutions participating in the Title IV programs for which the ED approval process is complete: (a) name of institution acquired; (b) number of weeks that transpired between the date of the acquisition and the issuance of a non-temporary Provisional Program Participation Agreement for that institution; and (c) a description of conditions or denials, if any, imposed by ED in connection with any of those acquisitions or any ED approvals.

                                   ARTICLE V
                                   ---------

                       CONDUCT OF BUSINESS PENDING CLOSING

          Section 5.1 From and after the date of this Agreement until the Closing Date, Sellers agree to cause the activities and operations of the Company and the Subsidiary to be conducted in the ordinary course of business in substantially the same manner as presently conducted except for activities, operations, commitments and expenditures of the Company and the Subsidiary relating to (i) the Budgeted Capital Expenditures (which expenditures shall only be made in amounts and for the categories as specifically set forth on Schedule 1.1(i)), subject to deviations that occur in the ordinary course in undertaking capital projects and subject also to economies, efficiencies and other prudent cost savings achieved by the Company and the Subsidiary (provided further, however, that such deviations, economies, efficiencies and other prudent cost savings do not have the effect of delaying the timing of any budgeted capital expenditures beyond the Closing Date or reducing the aggregate amount of the budgeted expenditures set forth on Schedule 1.1(i)), (ii) the opening of the
                                   ----------------
Blairsville, Pennsylvania campus, (iii) enrollment of students at the Blairsville campus and (iv) accelerating the timing of making payments relating to Budgeted Capital Expenditures, and will not and will not permit the Company or the Subsidiary to take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

               (a) Transfer, issue, sell, redeem or dispose of, or agree to do so, any debt obligations or capital stock or other securities of the Company or the Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire capital stock of the Company or the Subsidiary;

               (b) Effect any recapitalization, reclassification, stock split or like change in the capital stock of the Company or the Subsidiary;

               (c) Propose to amend or amend the certificate of incorporation or bylaws or similar documents of the Company or the Subsidiary;

               (d) Acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business entity or division thereof;

               (e) Permit the Company or the Subsidiary to borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any liability (contingent or otherwise) of any other person or entity (except as the endorser of checks in the ordinary course of business);

               (f) Acquire any material assets or sell, assign, pledge, transfer, convey, lease or otherwise dispose of any of the assets of the Company or the Subsidiary (except, in each case, for fair consideration in the ordinary course of business consistent with past practice and in amounts not in excess of $100,000 in the aggregate and except for the disposition in the ordinary course of business of obsolete, nonfunctioning or damaged items of personal property);

               (g) Except for the Budgeted Capital Expenditures, incur any capital expenditures or enter into any commitment for capital expenditures in excess of $100,000 in the aggregate;

               (h) Enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization relating to any employees of the Company or the Subsidiary;

               (i) Except in accordance with their terms, terminate any Contract, renew for a period of more than one year or renegotiate (if such renegotiation would result in a material increase in the obligations of the Company or Subsidiary under such Contract) or default on and fail to cure such default within fifteen (15) days any material obligation under any Contract;

               (j) Except for contracts, commitments or understandings for the Budgeted Capital Expenditures, enter into any transaction (or series of related transactions) or make or enter into any contract, commitment or understanding (or series of related contracts, commitments or understandings) which calls for payments by the Company or the Subsidiary in an aggregate amount in excess of $250,000;

               (k) Authorize, propose, enter into or agree to enter into any acquisition of securities, any disposition of securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

               (l) Terminate or fail to renew any existing material insurance coverage;

               (m) Terminate or fail to renew or preserve any material permits, licenses or approvals;

               (n) Make any loan, or enter into any commitment to make any loan, or other extension of credit to or for the benefit of any Affiliate of the Seller, the Company or the Subsidiary;

               (o) Except as set forth on Schedule 5.1(o), grant any general or
                                          ---------------
uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any material increase in salary or benefits of any individual officer, director, employee or agent or pay any bonus to any person or entity, or enter into any employment or severance agreement with any officer, director or employee, in each case, except as required under any existing Contract disclosed on Schedule 3.10;
                               -------------

               (p) Except in the ordinary course of business, dispose of or permit to lapse any rights to use any material intangible rights or dispose of any intangible rights not a matter of public knowledge;

               (q) Compromise or otherwise settle any material claims of the Company or the Subsidiary, or adjust any assertion or claim of a material deficiency in taxes of the Company or the Subsidiary (or interest thereon or penalties in connection therewith), in any case, before furnishing a copy to Buyer and affording Buyer an opportunity to consult with respect thereto; or make any material tax election or change any method or period of accounting principles or practices of the Company or the Subsidiary;

               (r) Engage in any sale or discount of the Company's or the Subsidiary's accounts receivable (whether by discount to the debtors or by sale to any third party);

               (s) Take any action that would cause Buyer to be unable to obtain good and marketable title to the Stock at the Closing (including pledging any of such Stock as security for obligations of Sellers or the Company);

               (t) Amend or waive any provision in either of the Option Cancellation Agreements; or

               (u) Agree to make any commitment to take any action prohibited by this Section 5.1.

                                   ARTICLE VI
                                   ----------

                              ADDITIONAL AGREEMENTS
                              ---------------------

               Section 6.1  Reasonable Access. From and after the date of this
                            -----------------
Agreement until the Closing Date, the Company and the Sellers will permit representatives of the Buyer to have access at all reasonable times to the books, accounts, records, properties, operations and facilities of every kind of the Sellers (which relate to the Company or the Subsidiary), the Company and the Subsidiary, and will furnish the Buyer with such financial and operating data concerning the Sellers, the Company and the Subsidiary as the Buyer shall from time to time reasonably request. The Buyer shall have reasonable access to discuss the relevant affairs and operations of the Company and the Subsidiary with the employees of the Sellers, the Company and the Subsidiary at appropriate times. Any investigation by the Buyer shall not affect the representations and warranties made herein by the Sellers or the Company nor any rights or remedies of the Buyer with respect to the breach thereof. Dennis Beal, on behalf of the Buyer (the "Buyer's Contact"), or his designee, and Thomas Westbrook, on behalf of the Sellers (the "Sellers' Contact"), or his designee, shall serve as the primary contacts with respect to the Buyer's access pursuant to this Section
6.1. From the date hereof to the Closing, the Buyer shall not be permitted to have any access pursuant to this Section 6.1 without the Sellers' Contact's prior consent, such consent not to be unreasonably withheld or delayed. The Sellers' agree to cause the Sellers' Contact to be reasonably available to communicate with the Buyer's Contact.

               Section 6.2  Confidentiality. All information supplied to the
                            ---------------
Buyer by the Sellers (or their respective officers, directors, employees, agents or representatives (collectively, "Representatives") or to the Sellers by the Buyer or its Representatives in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the "Confidential Information") shall be maintained in strict confidence by such receiving party and its Representatives for a period of three (3) years after the date hereof and in the event this Agreement is terminated, all written materials relating thereto shall be returned to the party supplying such information or, at the written request of the supplying party, destroyed by the receiving party, in which case, such receiving party shall deliver an officer's certificate to the supplying party certifying as to such return or destruction. In such event, the receiving party and its Representatives shall make no disclosure or use of the other party's Confidential Information whatsoever. The provisions of this Section 6.2 shall not apply to information that (a) was generally available to the public other than as a result of the disclosure by such party in violation of this Agreement, (b) was in the receiving party's possession prior to being supplied by the supplying party, provided that the source of such information was not, to the receiving party's knowledge, prohibited from disclosing the information by a legal, contractual or fiduciary obligation, (c) becomes known to the receiving party through disclosure by sources other than the disclosing party, provided that the source of such information was not, to the receiving party's knowledge, prohibited from disclosing the information by a legal, contractual or fiduciary obligation, (d) is independently developed by the receiving party without reference to or reliance upon the Confidential Information or (e) is required by law or by the order of any court or government agency, or in any litigation or similar proceeding to be disclosed; provided, that a receiving party shall, prior to making such legally required or compelled disclosure, notify the other party in order to permit the other party to seek at the other party's expense an appropriate protective order. The Buyer's obligation under this Section 6.2 to maintain the confidentiality of information pertaining solely to the Company or the Subsidiary provided by the Sellers or the Sellers' Representatives to the Buyer shall expire at the Closing.

               Section 6.3  [Intentionally Omitted]
                            -----------------------

               Section 6.4  Notification.
                            ------------

               (a) From the date hereof until the Closing Date, the Company and Sellers shall, promptly, but in any event within ten (10) business days of their discovery thereof, disclose to the Buyer in writing if any of such Sellers or the Company (i) becomes aware of any fact, event or condition that causes any of the representations and warranties contained in Articles II or III to fail to be true or correct in all material respects, (ii) becomes aware of the occurrence after the date of this Agreement of any fact, event or condition that would cause any of the representations and warranties contained in Articles II or III to fail to be true or correct in all material respects, (iii) becomes aware of the occurrence of any fact, event or condition which will probably have a Material Adverse Effect, (iv) becomes aware of the breach by the Company or the Sellers of any of their respective obligations under this Agreement, or (v) becomes aware of the occurrence of any fact, event or condition that will probably make the satisfaction of the conditions in Article VII impossible.

               (b) From the date hereof until the Closing Date, the Buyer shall promptly, but in any event within ten (10) business days of its discovery thereof, disclose to the Sellers in writing if the Buyer (i) becomes aware of any fact, event or condition that causes any of the representations and warranties contained in Article IV to fail to be true or correct in all material respects, (ii) becomes aware of the occurrence after the date of this Agreement of any fact, event or condition that would cause any of the representations and warranties contained in Article IV to fail to be true or correct in all material respects, (iii) becomes aware of the breach by the Buyer of any of its obligations under this Agreement, or (iv) becomes aware of the occurrence of any fact, event or condition that will probably make the satisfaction of the conditions in Article VIII impossible.

               Section 6.5  Interim Financial Statements and Other Information.
                            --------------------------------------------------
From the date hereof to the Closing Date, the Company shall furnish to the Buyer within ten (10) business days after they become available, copies of all (i) reports, renewals, filings, certificates, statements and other documents filed with any governmental or regulatory agency or authority; (ii) notices or communications from any governmental or regulatory agency or authority, (iii) notice of any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of the Company or the Subsidiary, and (iv) quarterly unaudited balance sheets, statements of operations and cash flow for the Company and the Subsidiary on a consolidated basis and monthly unaudited balance sheets and statements of operations. Each of the financial statements delivered pursuant to this Section 6.5 shall be prepared in accordance with GAAP, subject to year-end adjustments and any other adjustments described therein and the absence of footnotes thereto. Each of the financial statements delivered pursuant to this Section

6.5 shall be accompanied by a certificate of the Chief Financial Officer or Controller of the Company to the effect that such financial statements present fairly the financial position and results of operations and cash flows of the Company for the periods covered.

          Section 6.6  Amendment of Charter Documents. For a period of six (6)
                       ------------------------------
years after the Closing Date, the Buyer shall not amend the corporate charter or bylaws of the Company or the Subsidiary, and the Buyer shall cause the Company and the Subsidiary not to amend their respective corporate charters or bylaws, if the effect of doing so would be to reduce or narrow the scope of the Company's or the Subsidiary's obligations to indemnify its officers and directors who served in such capacities prior to the Closing Date or to reduce or narrow the scope of any exculpatory provision in favor of any such person. The Buyer acknowledges that the intent of this provision is to give such Persons the benefits of indemnity and exculpation to the full extent permitted by applicable law.

          Section 6.7  Employee Matters. The Buyer agrees that it will continue
                       ----------------
to employ for a period of at least two (2) months from the Closing Date at least ninety percent (90%) of the Subsidiary's employees on terms and conditions that are no less-favorable in the aggregate to the terms and conditions on which such employees were employed by the Subsidiary prior to the Closing Date. Effective as of the Closing Date, or as soon thereafter as reasonably practicable by the Buyer, each of the Subsidiary's employees shall be eligible to participate in the various Benefit Plans maintained by or on behalf of Buyer including any retirement, health, disability, dental and life insurance plans, subject to the terms and conditions of each applicable plan. With respect to such Benefit Plans, the Buyer shall, so long as the Buyer's Benefit Plans permit such actions
(i) waive any waiting period for such employees and their dependents, and (ii) waive any pre-existing condition exclusion or limitation for such employees and their dependents and (iii) credit such employees period of service with the Subsidiary for the purpose of determining eligibility and vesting (but not for the purpose of determining accruals of benefits) under Benefit Plans maintained by or on behalf of the Buyer.

          Section 6.8  Books and Records. The Buyer will preserve all books and
                       -----------------
records of the Company and the Subsidiary received from the Sellers, or held by the Company or the Subsidiary immediately after the Closing in accordance with the same procedures that Buyer uses for its books and records, and provide the Sellers or their agents reasonable access to such books and records, and the ability to make copies of such books and records at the expense of the Sellers, for a period of six (6) years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

          Section 6.9  Tax Matters.
                       -----------

          (a) Returns and Payments. From and after the Closing Date, the Buyer
              --------------------
shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax returns (including amended Tax returns) of the Company and the Subsidiary, provided, however, that for any Tax return for a taxable period beginning on or before the Closing Date, thirty (30) days prior to the due date for any such Tax return (or thirty (30) days prior to the filing of any amended Tax return), the Buyer will provide to the Sellers for the Sellers' review and approval a copy of such Tax return (which shall be prepared by Ernst & Young LLP) together with a calculation of the amount of the Sellers' share, if any, of the Tax due, as determined under Section 9.3(c). Upon the Sellers' approval of such Tax return and Tax calculation, the Sellers will pay to the Buyer the amount, if any, of Sellers' share of such Tax to the extent such share of Tax is not reflected as a liability on the Final Closing Statements. For income tax purposes, beginning on the day after the Closing Date, the Buyer shall report the Buyer, the Company and the Subsidiary as members of an affiliated group filing consolidated Tax returns. The Buyer shall not, in connection with the transactions contemplated by this Agreement, make or cause to be made any actual or deemed election under
Section 338 of the Code or any corresponding provision of state, local or foreign law.

          (b) Audit Matters. The Sellers will have (i) the responsibility for,
              -------------
and the right to control, at the Sellers' expense, the audit (and disposition thereof) of any Tax return of the Company or the Subsidiary relating to a taxable period ending on or prior to the Closing Date and (ii) the right to participate in and approve the disposition of the audit of any Tax return of the Company or the Subsidiary relating to a taxable period beginning on or before and ending after the Closing Date, which approval shall not be unreasonably withheld or delayed, if such audit (and disposition thereof) under either clause
(i) or (ii) hereof could give rise to a liability for the payment of Taxes under
Section 9.3, provided however that the Buyer, at the Buyer's expense, will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax returns (including any administrative appeals thereof), and the Buyer will have the right to approve, which approval shall not be unreasonably withheld or delayed, any settlement that could affect the Tax liability of the Buyer, the Company or the Subsidiary in any taxable period to the extent such Tax liability is not solely the liability of the Sellers under Section 9.3. The Buyer will have the sole responsibility for, and the right to control, at the Buyer's expense, the audit of any Tax return other than an audit that could give rise to a liability of the Sellers for the payment of Taxes under Section 9.3

          (c) Cooperation on Tax Matters. The Buyer, the Company, the Subsidiary
              --------------------------
and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all Tax returns (including any amended Tax return or claim for Tax refund) and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include: (i) the Buyer's filing, or causing to be filed, any amended Tax return or claim for Tax refund that the Sellers request to be filed with respect to the Company or the Subsidiary for any taxable period beginning on or before the Closing Date; and
(ii) the retention and provision of records and information relevant to any such audit, litigation or other proceeding, and the provision of powers of attorney. The Buyer and the Sellers further agree to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

          (d) Tax Refunds and Tax Benefits of Option Deduction. Any refunds of federal, state, local or foreign Taxes of the Company or the Subsidiary attributable to taxable periods (or portions thereof) ending on or before the Closing Date and that are not reflected on the Final

Closing Statements as an asset shall be for the Sellers' account, and the Buyer (and any member of an affiliated group of which the Buyer, the Company or the Subsidiary is a member) shall pay over to the Sellers any such refund within fifteen (15) days after receipt thereof. For purposes of this Agreement, the allocation of Tax responsibility between the Buyer and the Sellers with respect to any taxable period that includes (but does not end on) the Closing Date shall be determined in accordance with the provisions of Section 9.3, and the term "refund" shall mean the receipt of cash, an actual reduction in Tax paid and the use of an overpayment as a credit or other Tax offset by the Buyer, the Company or the Subsidiary (or any member of an affiliated group of which the Buyer, the Company or the Subsidiary is a member). The Buyer and the Sellers agree that taxable income and Taxes of the Company and the Subsidiary for taxable periods (or portions thereof) ending on or before the Closing Date shall be calculated by taking into account all payments attributable to the cancellation of the Options in accordance with the Option Cancellation Agreements and that all Tax benefits of the cancellation of the Options in accordance with the Option Cancellation Agreements shall be for the Sellers' account, but only to the extent such Tax benefits relate to taxable periods (or portions thereof) ending on or before the Closing Date.

          Section 6.10 Transfer Taxes. The Sellers shall be responsible for and
                       --------------
shall pay all stock transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax returns and other filings relating to any such Taxes or charges as may be required.

          Section 6.11 Mutual Reasonable Best Efforts. Upon the terms and
                       ------------------------------
subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts, insofar as such matters are within the control of the Sellers or the Buyer, as applicable, to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder,
(iii) the execution and delivery of such instruments and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement, and (iv) in the case of the Buyer, the obtaining of the funds to pay the Purchase Price and any fees, expenses and other amounts payable pursuant to this Agreement. For purposes of this Agreement, "reasonable best efforts" shall not be deemed to require the Buyer to take actions in connection with the HSR Act under clause (ii) above except in its sole discretion or to agree to, proffer to, divest or hold separate any assets or portion of the business of the Buyer, the Company or the Subsidiary or any of the Buyer's subsidiaries; provided, however, that the Buyer shall use its reasonable best efforts in making all required filings under the HSR Act promptly after the date of this Agreement, coordinating the making of such filings that Sellers are required to make under the HSR Act and responding to all inquiries and requests for further information from applicable governmental authorities. The Buyer and the Sellers each agree to make its filing required under the HSR Act, together with all required exhibits, schedules and supporting information and a written request for "early termination" by the Federal Trade Commission, with the appropriate office of the Federal Trade Commission within ten (10) days of the date of this Agreement. The Buyer agrees to pay all fees required by the HSR Act to be paid in connection with such filings within the ten (10) day period specified in the preceding sentence.

          Section 6.12 Further Assurances. From time to time after the Closing,
                       ------------------
Sellers will execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in the Stock and to otherwise carry out the purpose and intent of this Agreement.

          Section 6.13 Resignation of Officers and Directors. Sellers shall
                       -------------------------------------
cause each officer and member of the board of directors of the Company and the Subsidiary, if so requested by Buyer, to tender his or her resignation from such position effective as of the Closing Date.

          Section 6.14 Non-Solicitation of Employees. For a period of three (3)
                       -----------------------------
years from and after the Closing Date, neither the Sellers nor any of their respective Affiliates shall directly or indirectly encourage any employee of the Company or the Subsidiary to terminate his or her employment with Buyer, the Company or the Subsidiary or solicit or hire such an individual for employment outside the Buyer, the Company or the Subsidiary; provided this provision shall not restrict the Sellers from (i) placing advertisements generally seeking applications for employment or (ii) from soliciting for employment or hiring any individual who was previously employed by the Company or the Subsidiary but who has not been an employee of the Company or the Subsidiary for a period of at least one year (except that clause (ii) of this Section 6.14 shall not apply to individuals whose employment was involuntarily terminated by the Company or the Subsidiary).

          Section 6.15 No Solicitation of Competing Proposals; Notice of
                       -------------------------------------------------
Inquiry.
-------

          (a) The Sellers and the Company each agree that it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal (as defined below) and shall direct any stockholder, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, it to cease and terminate such activities, discussions or negotiations. The Sellers and the Company each further agrees that it shall not, nor shall it authorize or permit any of its respective shareholders, officers, directors or employees, or any investment banker, attorney or other of its advisors or representatives to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal, or, participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into any transaction other than in furtherance of the transactions contemplated by this Agreement. For purposes of this Agreement, "Acquisition Proposal" means any proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally) for a merger, consolidation, purchase of assets, tender offer or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company, other than in furtherance of the transactions contemplated by this Agreement. The Company shall not, directly or indirectly, release any third party from any confidentiality agreement.

          (b) Subject to compliance with its obligations under confidentiality agreements existing as of the date of this Agreement, (i) each of the Company and the Sellers shall promptly advise the Buyer orally and in writing of its receipt (directly or through any of its shareholders, officers, directors, employees, investment bankers, attorneys or other representatives) of any written Acquisition Proposal, as well as the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal and (ii) the Company and the Sellers shall keep the Buyer informed of the status and details of any such Acquisition Proposal.

          Section 6.16 ED Covenants of the Buyer. The Buyer shall use its
                       -------------------------
reasonable best efforts to promptly after the Closing obtain an ED Approval Notice. The Buyer's reasonable best efforts shall include, but shall not necessarily be limited to the Buyer using its best efforts with respect to (i) submission to ED no later than forty-five (45) days prior to the Closing of an application for pre-acquisition review of the pending change in ownership and control that is materially complete in accordance with the provisions of 34 C.F.R. (S) 600.20(g); (ii) the timely submission to ED of notice of the Closing and any other materials as may be requested by ED to make the change of ownership application materially complete in accordance with the requirements of 34 C.F.R. (S) 600.20(g) and sufficient to trigger ED issuance of a temporary Provisional Program Participation Agreement authorizing Wyoming Technical Institute to participate in the Title IV Programs on an interim basis pending issuance of an ED Approval Notice; (iii) the timely submission to ED of the additional materials required by ED in accordance with the requirements of 34 C.F.R. (S) 600.20(h) and sufficient to extend the term of the temporary Provisional Program Participation Agreement on a month-to-month basis; and (iv) providing written notice to the Sellers Representative within two (2) business days of the Buyer's receipt of any ED Denial Notice or, as applicable, of written notice to the Buyer that any ED failure or refusal to issue an ED Approval Notice is based upon a Pre-Closing Seller Condition. The Buyer shall use its reasonable best efforts to fully cooperate with the Sellers to assist the Sellers in curing or otherwise addressing the stated basis for any ED Denial Notice that is based upon a Pre-Closing Seller Condition, or for any ED failure or refusal to issue an ED Approval Notice that is based upon a Pre-Closing Seller Condition, by timely sharing all material and relevant information with the Sellers, affording the Sellers sufficient time (but in any event not less than ninety (90) days) to negotiate and implement a cure, and cooperating fully to assist the Sellers to implement any such resolution or cure and to facilitate issuance of an ED Approval Notice.

          Section 6.17 Buyer Responsibility for Opening Balance Sheet
                       ----------------------------------------------
Compliance. Notwithstanding anything herein to the contrary, including without
----------
limitation the representations and warranties in Article III and the indemnification provisions in Article IX, the Buyer agrees that it shall be responsible solely for (a) submitting to ED within the timeframe defined in 34 C.F.R. ss. 600.21(h)(2)(iii) a "same day" balance sheet showing the financial position of the Company and the Subsidiary, as of the Closing Date (after giving effect to all of the transactions contemplated by this Agreement to be consummated on the Closing Date), that is prepared in accordance with Generally Accepted Accounting Principles published by the Financial Accounting Standards Board and audited in accordance with Generally Accepted Auditing Standards published by the U.S. General Accounting Office which demonstrates that each of the Company and the Subsidiary meet ED standards of financial responsibility as set forth in 34 C.F.R. (S)(S) 668.15(b)(7)(i)(A) and 668.15(b)(7)(i)(C); and (b) ensuring that the Company and the Subsidiary comply with standards of financial responsibility as set forth in 34 C.F.R. (S)(S) 668.15, 668.171 - 175, and any successor regulation on or after the Closing.

          Section 6.18 Shut-Down of Information Technology Program. As soon as
                       -------------------------------------------
is practicable after the date hereof, the Sellers and the Company will cause the Subsidiary to shut down its information technology program (the "IT Program"). The parties hereby agree that (i) all IT Program shut-down costs and expenses incurred by the Company and the Subsidiary prior to the Closing Date shall be borne by the Sellers and (ii) all IT Program shut-down costs and expenses incurred by the Company and the Subsidiary from and after the Closing Date shall be borne by the Buyer. It is further agreed that post-Closing IT Program shut-down costs and expenses shall include, without limitation, (A) all costs and expenses associated with or arising out of fulfillment of all obligations to students enrolled in the IT Program on the date hereof and (B) all severance payments due and payable in connection with the IT Program shut-down. The Sellers represent and warrant to the Buyer that there are no more than thirty-one (31) full or part time students enrolled in the IT Program on the date hereof. The Sellers covenant that from and after the date hereof they will not permit any additional full or part time students to be enrolled in the IT Program.

                                  ARTICLE VII
                                  -----------

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
                   -------------------------------------------

          The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

          Section 7.1 Representations and Warranties. The representations and
                      ------------------------------
warranties of the Sellers and the Company contained herein shall be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (disregarding any disclosures made by the Sellers or the Company pursuant to Section 6.4(a)) except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not have a Material Adverse Effect; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Sellers and the president or a vice president of the Company to such effect. For purposes of this Section 7.1, all references to "material" or "materiality" contained in any of the Company's or the Seller's representations and warranties shall be disregarded. No disclosure set forth in Section 6.4(a) shall in any way impact the Buyer's rights under this Section 7.1.

          Section 7.2   Performance. The Sellers and the Company shall have
                        -----------
performed and complied, in all material respects, with all agreements, obligations and conditions required to be performed or complied with by them on or prior to the Closing; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Sellers and the president or a vice president of the Company to such effect.

          Section 7.3   No Material Adverse Change. During the period from the
                        --------------------------
date of this Agreement to the Closing Date there shall not have occurred a Material Adverse Change.

          Section 7.4   HSR Filing. The waiting period under the HSR Act shall
                        ----------
have expired or been terminated.

          Section 7.5   No Injunction. There shall not be in effect any
                        -------------
preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

          Section 7.6   No Legislation. No action shall have been taken, and no
                        --------------
statute, rule or regulation shall have been enacted, by any state or federal government, or other governmental or regulatory agency or authority which would prevent the consummation of the transactions contemplated hereby.

          Section 7.7   Corporate Authorization. All corporate action necessary
                        -----------------------
to authorize (i) the execution, delivery and performance by the Company and the Sellers of this Agreement and (ii) the consummation of the transactions contemplated hereby shall have been obtained by the Company and the Sellers.

          Section 7.8   Cancellation of Options. The Sellers shall provide
                        -----------------------
evidence reasonably satisfactory to the Buyer that each of the Option holders has, in accordance with the terms of the Option Cancellation Agreements, waived in the aggregate the number of Options set forth opposite the name of such Option holder on Exhibit A, which number represents all of the Options held by
                 ---------
each such Option holder.

          Section 7.9   Regulatory Approvals. The Buyer shall have received (i)
                        --------------------
confirmation from the Wyoming Department of Education that any Licenses issued by the Wyoming Department of Education to the Subsidiary will remain valid under the ownership of the Buyer after the Closing, provided that this condition shall lapse if the Buyer fails to submit within sixty (60) days of the date of this Agreement to the Wyoming Department of Education the surety bond in such amount, in such form and at such time as required by the Wyoming Department of Education; and (ii) initial approval by ACCSCT of the transfer of ACCSCT accreditation of the Subsidiary resulting from the change in ownership of the Subsidiary to the Buyer, provided that this condition shall lapse if the Buyer fails to submit on or before June 1, 2002 ACCSCT an application for such transfer of ACCSCT accreditation and the related application fee.

          Section 7.10  Opinion of Counsel to Sellers. The Buyer shall have
                        -----------------------------
received an opinion with respect to the Sellers and the Company of Dickstein Shapiro Morin & Oshinsky LLP, as Sellers' counsel, in form and substance reasonably satisfactory to the Buyer.

          Section 7.11  Releases. The Buyer shall have received releases, in
                        --------
form and substance satisfactory to it, from each of the Sellers, the holders of the Options, and the officers and directors of the Company and the Subsidiary, releasing any and all claims that they may have against the Company or the Subsidiary.

          Section 7.12  Payoff Letters. The Buyer shall have received evidence
                        --------------
reasonably satisfactory to it that upon payment by the Buyer of the Indebtedness in accordance with the provisions of Section 1.7, the Indebtedness will be paid in full and concurrently with such payment all related liens shall be released. The Sellers agree that upon payment of the Indebtedness as provided herein, the Company shall have no obligations to the Sellers or any Affiliates of either Seller with respect to the Indebtedness.

          Section 7.13  Termination of Agreements. The Buyer shall have received
                        -------------------------
evidence reasonably satisfactory to it that effective upon the Closing, (i) the Management Services Agreement, dated July 1, 2001, between the Company and Allied, and (ii) the Financial Consulting Agreement, dated July 1, 2001, between the Company and Allied, shall each have terminated with no further obligations of the Company or the Subsidiary under either such agreement.

          Section 7.14  Redemption of Preferred Stock. The Buyer shall have
                        -----------------------------
received evidence reasonably satisfactory to it that upon payment by the Buyer of the Preferred Stock Redemption Amount pursuant to the provisions of Section
1.7 that the Preferred Stock has been redeemed by the Company. The Sellers agree that upon payment of the Preferred Stock Redemption Amount as provided herein, the Company shall have no obligations to the Sellers or any Affiliates of either Seller or any other Person with respect to the Preferred Stock.

          Section 7.15  Payment of Option Cancellation Payment Amounts. The
                        ----------------------------------------------
Buyer shall have received evidence reasonably satisfactory to it that upon payment of the contribution to capital by the Buyer pursuant to the provisions of Section 1.7, the Option Cancellation Payment Amount shall have been paid by the Company to or on behalf of James D. Mathis and Richard Daigle in accordance with the terms of their respective Option Cancellation Agreements.

          Section 7.16  Resignation Letters. The Buyer shall have received
                        -------------------
evidence satisfactory to it of the resignations contemplated by Section 6.13.

          Section 7.17  Waiver of Conditions. Notwithstanding the failure of any
                        --------------------
one or more of the foregoing conditions, the Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                                  ARTICLE VIII
                                  ------------

                      CONDITIONS PRECEDENT TO THE COMPANY'S
                          AND THE SELLERS' OBLIGATIONS
                          ----------------------------

          The obligations of the Company and the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

          Section 8.1   Representations and Warranties. The representations and
                        ------------------------------
warranties of the Buyer contained herein shall be true and accurate in all respects as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (disregarding any disclosures made by the Buyer pursuant to Section 6.4(b)) except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not have a Material Adverse Effect on the Buyer; and the Company and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Buyer to such effect.

          Section 8.2   Performance. The Buyer shall have performed and complied
                        -----------
with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing and the Company and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Buyer to such effect.

          Section 8.3   HSR Filing. The waiting period under the HSR Act shall
                        ----------
have expired or been terminated.

          Section 8.4   No Injunction. There shall not be in effect any
                        -------------
preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

          Section 8.5   No Legislation. No action shall have been taken, and no
                        --------------
statute, rule or regulation shall have been enacted, by any state or federal government, other governmental or regulatory agency or authority which would prevent the consummation of the transactions contemplated hereby.

          Section 8.6   Opinion of Counsel to Buyer. The Sellers shall have
                        ---------------------------
received an opinion of O'Melveny & Myers LLP, as Buyers' counsel, in form and substance reasonably acceptable to the Sellers.

          Section 8.7   Corporate Authorization. All corporate action, necessary
                        -----------------------
to authorize (i) the execution, delivery and performance by the Buyer of this Agreement and (ii) the consummation of the transactions contemplated hereby by the Buyer shall have been obtained by the Buyer.

          Section 8.8   Payment of Indebtedness. Allied shall have received
                        -----------------------
payment in full of all Indebtedness of the Company to it.

          Section 8.9   Redemption of Preferred Stock. Allied shall have
                        -----------------------------
received the Preferred Stock Redemption Amount.

          Section 8.10  Payment of Option Cancellation Payment Amounts. The
                        -----------------------------
Sellers shall have received evidence reasonably satisfactory to it that upon payment of the contribution to capital by the Buyer pursuant to the provisions of Section 1.7, the Option Cancellation Payment Amount shall have been paid by the Company to or on behalf of James D. Mathis and Richard Daigle in accordance with the terms of their respective Option Cancellation Agreements.

          Section 8.11  Waiver of Conditions. Notwithstanding the failure of any
                        --------------------
one or more of the foregoing conditions, the Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                                   ARTICLE IX
                                   ----------
                                 INDEMNIFICATION
                                 ---------------

          Section 9.1   Indemnification of the Sellers. The Buyer shall
                        ------------------------------
indemnify and hold harmless the Sellers (and their respective directors, officers, employees, agents, Affiliates, successors, and assigns) from and against any and all Losses arising out of or incurred with respect to (i) any breach of any or all of the Buyer's representations and warranties in this Agreement or any certificate delivered at the Closing, (ii) the breach or nonperformance of any covenant or obligation to be performed by the Buyer hereunder or under any agreement executed in connection herewith, or (iii) any matter arising out of (A) the operation of the Company's or the Subsidiary's business after the Closing and (B) the Buyer's actions or omissions with respect to the Company or the Subsidiary after the Closing.

          Section 9.2   Indemnification of the Buyer. The Sellers, jointly and
                        ----------------------------
severally, shall indemnify and hold harmless the Buyer (and its directors, officers, employees, agents, Affiliates, successors, and assigns) from and against any and all Losses arising out of or incurred with respect to (i) any breach of Sellers' or the Company's representations and warranties in this Agreement (other than Sections 2.1, 2.2, 2.5, 3.1(b), 3.4 and 3.16), (ii) the breach or nonperformance of any covenant or obligation to be performed by the Sellers and the Company hereunder or under any agreement executed in connection herewith, (iii) any breach of such Seller's or the Company's representations and warranties in Sections 2.1, 2.2, 2.5, 3.1(b), 3.4 and 3.16 of this Agreement or
(iv) the issuance of an ED Denial Notice that is based upon a Pre-Closing Seller Condition and such Pre-Closing Seller Condition is the predominant factor stated in such writing, or the failure by ED to issue an ED Approval Notice for one hundred eighty (180) days from the date that the Buyer submitted its materials for an extension of provisional certification as set forth in 34 C.F.R. ss. 600.20(h), where ED has stated in writing that such failure is based predominately upon a Pre-Closing Seller Condition. Notwithstanding the preceding sentence, the liability of the Sellers under this Agreement shall be limited as set forth in the last sentence of Section 9.5 and as follows: the Sellers shall have no liability under

Section 9.2(i) until (A) the aggregate of all Losses arising out of any single breach or liability exceeds two hundred thousand dollars ($200,000) and (B) the aggregate of all Losses arising out of all matters set forth in Section 9.2(i) exceeds one million two hundred and seventy-five thousand dollars ($1,275,000) and then only to the extent that such Losses exceed three hundred fifty thousand dollars ($350,000), provided however that Losses arising out of a breach of the
                    -------- -------
representations and warranties contained in Section 3.15 (collectively "Environmental Losses") shall not be subject to such one million two hundred and seventy-five thousand dollar ($1,275,000) limitation. Notwithstanding the first sentence of this Section 9.2, the aggregate maximum liability of the Sellers after Closing for all Losses arising under Section 9.2(i) shall not exceed twelve million five hundred thousand dollars ($12,500,000), provided however
                                                            -------- -------
that if the Buyer has after the Closing Date and during the time period specified in clause (b) of Section 11.3 incurred more than three million dollars ($3,000,000) in Environmental Losses and either (m) the Sellers' Representative shall have agreed that the Buyer has incurred more than three million dollars ($3,000,000) in Environmental Losses or (n) the Parties shall have received a final determination pursuant to Section 11.11 of this Agreement and the court referenced in Section 11.11 shall have finally determined that the Buyer has incurred more than three million dollars ($3,000,000) in Environmental Losses, then the maximum aggregate liability of the Sellers for all Losses arising out of all matters set forth in Section 9.2(i) shall be increased to seventeen million five hundred thousand dollars ($17,500,000)(it being understood and agreed that this proviso shall not extend or otherwise modify the periods for which the parties' respective representations, warranties, covenants and agreements survive the Closing specified in Section 11.3). Notwithstanding the first sentence of this Section 9.2, the Sellers shall have no liability under
Section 9.2(iv) until the aggregate of all Losses arising under matters set forth in Section 9.2(iv) exceeds five hundred thousand dollars ($500,000) and then only to the extent such Losses exceed five hundred thousand dollars ($500,000) and the maximum aggregate liability of the Sellers for all Losses arising under Section 9.2(i) as a consequence of Losses arising out of a breach of the representations and warranties contained in Sections 3.20, 3.21, 3.22 and
3.23 and Losses arising under the matters set forth in Section 9.2(iv) shall not exceed twenty-five million dollars ($25,000,000). The maximum aggregate liability of Sellers for all Losses arising out of the matters set forth in Sections 9.2(i) and (iv) shall not exceed thirty-seven million five hundred thousand dollars ($37,500,000); provided however that if the application of the
                                -------- -------
proviso to the third sentence of this Section 9.2 has increased the maximum aggregate liability of the Sellers for all Losses arising out of all matters set forth in Section 9.2(i) to seventeen million five hundred thousand dollars ($17,500,000), then (and only then) the maximum liability of the Sellers for all Losses arising out of the matters set forth in Section 9.2(i) and (iv) shall not exceed forty-two million five hundred thousand dollars ($42,500,000). The maximum aggregate liability of the Sellers under this Agreement for Losses other than those brought pursuant to Sections 9.2(i) or (iv) shall not exceed the Purchase Price.

          Section 9.3   Tax Matters. Allied shall indemnify, defend, and hold
                        -----------
harmless Buyer, the Company and the Subsidiary against any Loss attributable to
(a) any Tax payable by or on behalf of Sellers, the Company or the Subsidiary for any taxable period (or portion thereof) ending on or prior to the Closing Date to the extent such Tax is not reflected as a liability on the Final Closing Statements, (b) Taxes of any member of a consolidated or combined tax group of which Sellers, the Company or the Subsidiary is, or was at any time, a member, for which Company or the Subsidiary is jointly or severally liable as a result of its inclusion in such group prior to the Closing Date to the extent such Tax is not reflected as a liability on the Final Closing Statements, and (c) with respect to any Taxes payable by Buyer with respect to the Company or the Subsidiary, due for periods beginning before and ending after the Closing Date (whether or not assessed prior to the Closing Date), a pro-rata share of such Taxes to the extent such Tax is not reflected as a liability on the Final Closing Statements. For purposes of calculating Sellers' pro-rata share of Taxes described in Section 9.3(c), the Closing Date will be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on the Closing Date will be: (1) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the period for which such Tax is assessed ended with the Closing Date; and (2) in the cases of Taxes other than Taxes based upon or related to income or receipts, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period; provided however that
                                                           -------- -------
taxable income and Taxes of the Company and the Subsidiary for taxable periods (or portions thereof) ending on or before the Closing Date shall be calculated for purposes of this Agreement by not taking into account any items, events or transactions occurring after the Closing.

          Section 9.4   Additional Indemnity Provisions. The indemnification
                        -------------------------------
obligations of the Buyer and the Sellers hereunder shall be subject to the following terms and conditions:

          (a) Except for claims against the Sellers (i) arising under this Agreement or (ii) relating to financial obligations for sums advanced or loans, the Buyer shall not assert and shall cause the Company, the Subsidiary and their Affiliates not to assert any claims against any present or former director or officer, of the Sellers, for or with respect to any matter relating to the Company or the Subsidiary prior to Closing.

          (b) The liability of Grenat for any indemnity hereunder shall not exceed the actual amount received by Grenat on account of the Stock, pursuant to this Agreement Without limiting the foregoing, Grenat shall be liable for any indemnity under Sections 9.2(i), (ii) and (iii) solely to the extent that any Losses under Sections 9.2(i), (ii) and (iii) relate to a breach by Grenat.

          (c) The indemnification obligations of the Sellers set forth in
Section 9.2 shall not apply, and no claims for indemnification shall be made by the Buyer, with respect to any Losses or ED demands for surety or other conditions arising predominantly out of noncompliance by the Buyer, the Company, or the Subsidiary with any of the following requirements on the Closing Date (after giving effect to the transactions contemplated by this Agreement to be consummated on the Closing Date): (i) submission within the timeframe defined in 34 C.F.R. ss. 600.21(h)(2)(iii) of a "same day" balance sheet showing the financial position of the Company and the Subsidiary, as of the Closing Date, that is prepared in accordance with GAAP and audited in accordance with Generally Accepted Auditing Standards published by the U.S. General Accounting Office which demonstrates that each of the Company and the Subsidiary meet ED standards of financial responsibility as set forth in 34 C.F.R.
(S)(S)668.15(b)(7)(i)(A) and 668.15(b)(7)(i)(C); or (ii) compliance by the
Company and the Subsidiary with the standards of financial responsibility as set forth in 34 C.F.R. (S)(S) 668.15, 668.171 - 175, and any successor regulation on or after the Closing.

          (d) Except as otherwise provided in Section 9.5, the sole recourse and exclusive remedy of the Buyer and the Sellers against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the Buyer's acquisition of the Stock, shall be to assert a claim for indemnification under the indemnification provisions of Sections 9.1, 9.2 and 9.3; provided, however, that the limitations set forth in
Section 9.2 and this Section 9.4 shall not apply to Losses of Buyer arising out of fraud of the Sellers.

          (e) The term "Loss" or "Losses" shall mean any and all liabilities, judgments, penalties, fines, losses, damages (other than consequential or incidental damages) and reasonable costs and expenses, including but not limited to, reasonable attorneys' fees and accounting fees and related disbursements. The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds (net of direct collection expenses) received or receivable by the Buyer, the Company or the Subsidiary on account of such Loss. The Buyer and the Company shall seek (and the Company shall cause the Subsidiary to seek) full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Buyer and the Company shall not terminate or cancel (and the Company shall cause the Subsidiary not to terminate or cancel) any insurance policies in effect for periods prior to the Closing. In the event that an insurance recovery is made by the Buyer, the Company, the Subsidiary or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Sellers' Representative (on behalf of the Sellers) or if the Loss has not yet been determined or paid by Sellers, the Sellers' indemnification obligation in respect of the Loss shall be reduced by the aggregate amount of the insurance recovery (net of all direct collection expenses). The amount of a Loss with respect to which the Indemnified Party is to be indemnified pursuant to this Article IX initially shall be determined without regard to any Tax benefit. However, to the extent that the Indemnified Party recognizes a Tax benefit with respect to any payment for Losses made hereunder (a "Tax Benefit"), the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) at such time or times as and to the extent that the Indemnified Party or any Affiliate of Indemnified Party actually realizes such Tax Benefit through a refund (as defined in Section 6.9) of Tax, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items as the last items claimed for any taxable period; provided that, if any subsequent Tax adjustments are made relating to the Indemnified Party for any taxable period as a result of or in settlement of any audit, other administrative proceeding that results in any change in the amount of any Tax Benefit to the Indemnified Party, appropriate payments will be made between the Indemnifying Party and the Indemnified Party to properly reflect such adjustment amount. The Buyer and the Company, on the one hand, and Sellers, on the other hand, agree to provide the other or its designated representatives with assistance and such documents and records reasonably requested by them that are relevant to their ability to determine when an amount is payable to, or receivable from, the other party pursuant to this Section 9.4(f), including copies of Tax returns, estimated tax payments, schedules, and related supporting documents.

          (f) For the purposes of determining whether there has been a breach or an inaccuracy in respect of any representation or warranty for the purpose of indemnification under this Article IX, all claims for Losses arising out of the same facts or events resulting in such inaccuracy or breach shall be treated as a single claim.

          (g) To the extent that an indemnifying party has discharged any claim for indemnification hereunder, the indemnifying party shall be subrogated to all rights of the Company, the Subsidiary or any other indemnified party against any Person to the extent of the Losses that relate to such claim. Any indemnified party shall, upon written request by the indemnifying party following the discharge of such claim, execute an instrument reasonable necessary to evidence such subrogation rights.

          (h) In the event that any party to this Agreement proposes to make any claim for indemnification pursuant to this Article IX, or would have the right to make a claim for indemnification but for the minimum or maximum limitations on indemnification contained in Section 9.2, the party making the claim (or with such right) shall promptly deliver on or prior to the date upon which the applicable representations and warranties or covenants expire pursuant to the terms of this Agreement and within a reasonable time of discovery of the breach of or nonperformance of any covenant or obligation to be performed under this Agreement, a certificate signed by the party making the claim or an officer of the party making the claim (the "Claim Certificate") to the Sellers' Representative (on behalf of the Sellers) or the Buyer, whichever is applicable, which Claim Certificate shall (i) state the occurrence giving rise to the claim and that the Loss or liability has been properly accrued or is anticipated; (ii) specify the Section of this Agreement under which such claim is made; and (iii) specify in reasonable detail each individual item of Loss or other claim, including the amount thereof if reasonably ascertainable, the date such Loss or liability was incurred, properly accrued or is anticipated, the basis for any anticipated Loss or liability and the nature of the misrepresentation, breach of warranty or the claim to which such Loss or liability is related. The party making the claim shall state only what is required in subsections (i)--(iii) above and shall not admit or deny the validity of the facts or circumstances out of which such claim arose.

          (i) Any payments made as indemnification under Sections 9.1, 9.2 or
9.3 shall be considered adjustments to the Purchase Price.

          (j) Notwithstanding anything to the contrary in this Article IX, neither the Sellers, the Company, nor the Buyer shall be deemed to have breached any representation, warranty, or covenant if (i) the Sellers' Representative shall have notified the Buyer pursuant to Section 6.4(a) or the Buyer shall have notified the Sellers' Representative pursuant to Section 6.4(b), as the case may be, in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant and (ii) the party or parties receiving such notice have permitted the Closing to occur, in which case such party shall be deemed to have waived such breach or inaccuracy.

          (k) In the event a party claiming indemnification under this Agreement (the "Indemnified Party") provides a Claim Certificate which estimates the damages grossly in excess of the damages actually settled, adjudicated or arbitrated, as the case may be, the party from whom indemnification is sought (the "Indemnifying Party") may assert its expenses so incurred in a claim against the Indemnified Party.

          (l) In the event the Buyer and/or the Company seek indemnification with respect to a claim for alleged Losses under this Article IX against either of the Sellers and if a court of competent jurisdiction determines that the Buyer and/or the Company are not entitled to indemnification hereunder with respect to such alleged Losses, the Party asserting one or more claims that are disputed by the Indemnifying Party shall pay up to four hundred thousand dollars ($400,000) of the reasonable documented legal fees of the Indemnifying Party's counsel if the Party asserting such claims does not prevail (i.e. receives any indemnity payment on any claims) in such dispute on any of the claims asserted by such Party.

          (m) For purposes of determining whether a Loss has occurred and its amount, all references to "material" or "materially" contained in any of the Company or the Sellers' representations and warranties shall be disregarded.

          Section 9.5    Option to Repurchase the Stock in Certain
                         -----------------------------------------
Indemnification Circumstances. In the event that the Buyer commences an action
-----------------------------
pursuant to Section 11.11 in which it asserts, either individually or among other claims, a claim for indemnification for Losses in excess of Twelve Million Five Hundred Thousand Dollars ($12,500,000) for matters arising out of matters set forth in Section 9.2(iv), then within sixty (60) days of the receipt by either of the Sellers of service of process of such action Allied may elect by providing written notice (the "Repurchase Notice") to the Buyer (i) that it desires to repurchase the Stock (the "Repurchase") for the Purchase Price plus reasonable documented out-of-pocket expenses incurred by the Buyer in negotiating and executing this Agreement and (ii) of the anticipated date of the Closing of the Repurchase (the "Repurchase Closing Date"), which Repurchase Closing Date shall not be more than sixty (60) days after the date of the Repurchase Notice. The closing of the Repurchase shall be held at the offices of Dickstein Shapiro Morin & Oshinsky LLP, 2101 L Street, N.W., Washington, DC 20037 on the Repurchase Closing Date. Between the date of its receipt of the Repurchase Notice and the Closing Date, the Buyer shall comply with the covenants specified in Article V and the Buyer and Allied shall work cooperatively and in good faith to consummate the closing on the Repurchase. The Buyer shall furnish Allied with a copy of all reasonable out-of-pocket expenses incurred by the Buyer in negotiating and executing this Agreement and pertinent supporting materials not less than five (5) days before the Repurchase Closing Date. On the Repurchase Closing Date, the Buyer shall deliver the stock certificates representing the Stock in the manner described in Section 1.4 free and clear of all security interests, liens, claims, indebtedness and charges whatsoever (other than those created or attributable to the Sellers) against payment by Allied of the Purchase Price described in this Section 9.5. In the event Allied provides a Repurchase Notice to the Buyer and thereafter consummates a Repurchase within the time periods specified in this Section 9.5, the provisions contained in this Section 9.5 shall be the sole recourse and exclusive remedy of the Buyer and the Sellers against each other arising out of this Agreement ,any certificate delivered in connection with this Agreement, or in connection with the transactions contemplated by this Agreement.

          Section 9.6   Defense of Third Party Claims and Extension of Statute
                        ------------------------------------------------------
of Limitations.
--------------

          (a) The Indemnifying Party shall have the right in its discretion and at its expense to participate in and control (i) the defense or settlement of any claim, suit, action or proceeding (including appeals) (a "Third Party Claim") in respect of such item (or items) by any Person other than the Indemnified Party, subject to the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) and (ii) any and all negotiations with respect thereof, and the Indemnified Party shall not settle any such Third Party Claim or agree to extend any applicable statute of limitation without the prior written approval of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party will provide the Indemnifying Party with reasonable assistance with respect to such Third Party Claim, provided that the Indemnifying Party shall promptly reimburse the Indemnified Party for all of its reasonable out-of-pocket expenses and reasonable attorneys' fees incurred in connection with such assistance.

          (b) Notwithstanding anything to the contrary in this Section 9.6, should any claim hereunder involve a situation where the Indemnified Party reasonably anticipates that part of the claim will be borne by it and part of the claim will be borne by the Indemnifying Party due to the existence of the limitation amounts in Section 9.2, the parties shall jointly consult and proceed as to any such claim.

          Section 9.7   Disclosure Generally. If and to the extent any
                        --------------------
information required to be furnished in any Schedule or supplement thereto is contained in this Agreement, such information shall be deemed to be included in all Schedules and supplements thereto, provided that the schedule or supplement must, when cross-applied, reasonably apprise the reader of the nature of the item disclosed. The inclusion of any information in any Schedule or supplement thereto shall not be deemed to be an admission or acknowledgement by the Company or the Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of the Company.

          Section 9.8   Disclaimer of Implied Warranties. It is the explicit
                        --------------------------------
intent and understanding of each party hereto that no party hereto or any of such party's Affiliates, representatives or agents is making any representations or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, and no party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party hereto or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY

DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY FINANCIAL PROJECTIONS OR BUDGETS, INCLUDING WITHOUT LIMITATION THOSE PROJECTIONS AND BUDGETS CONTAINED IN THE SUBSIDIARY'S CONFIDENTIAL DESCRIPTIVE MEMORANDUM DATED NOVEMBER 2001 AND PREPARED BY BANC OF AMERICA SECURITIES).

                                   ARTICLE X
                                   ---------

                           TERMINATION AND ABANDONMENT
                           ---------------------------

          Section 10.1 Methods of Termination. This Agreement may be terminated
                       ----------------------
and the transactions herein contemplated may be abandoned at any time prior to the Closing:

          (a) by mutual consent of the Sellers' Representative and the Buyer; or

          (b) by the Buyer at any time after July 31, 2002 if any of the conditions provided for in Article VII of this Agreement shall not have been satisfied or waived in writing by the Buyer prior to such date; or

          (c) by the Sellers' Representative at any time after July 31, 2002 if any of the conditions provided for in Article VIII of this Agreement shall not have been satisfied or waived in writing by the Sellers' Representative prior to such date; or

          (d) by the Buyer or the Sellers' Representative at any time after July 31, 2002 if the Closing shall not have occurred; or

          (e) by the Buyer or the Sellers' Representative if there has been a material violation or breach by the other of its agreements, representations or warranties contained in this Agreement and the party seeking termination is not in material violation or breach of its agreements, representations or warranties contained in this Agreement.

          Section 10.2 Procedure Upon Termination. In the event of termination
                       --------------------------
and abandonment by the Sellers' Representative, or the Buyer, or both, pursuant to this Article X, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and be abandoned without further action by the Buyer, the Company or the Sellers. If this Agreement is terminated as provided herein:

          (a) each party will redeliver (or destroy pursuant to Section 6.2) all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the parties furnishing the same; and

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 10.3 with respect to expense reimbursement in the event of certain terminations, Section 6.2 with respect to the confidentiality obligations of the parties and Section 11.7 with respect to expenses (each of which shall survive the termination of this Agreement), and except for such legal and equitable rights and remedies which any party may have by reason of any breach or violation of this Agreement by any other party.

          Section 10.3 Expense Reimbursement.
                       ---------------------

          (a) If this Agreement is terminated pursuant to Section 10.1(e) by Buyer, then the Company (or Sellers, if such payment is not made by the Company within thirty (30) days of such termination) shall promptly reimburse the Buyer for up to $500,000 (in the aggregate) of reasonable documented out of pocket costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby, including, but not limited to costs and expenses of accountants, attorneys, financial advisors, finders and brokers.

          (b) If this Agreement is terminated pursuant to Section 10.1(e) by Sellers' Representative, then the Buyer shall promptly reimburse the Sellers for up to $500,000 (in the aggregate) of reasonable documented out of pocket costs and expenses incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby, including, but not limited to costs and expenses of accountants, attorneys, financial advisors, finders and brokers.

                                   ARTICLE XI
                                   ----------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 11.1 Amendment and Modification. This Agreement may be
                       --------------------------
amended, modified and supplemented only by written agreement of each of the parties hereto.

          Section 11.2 Waiver of Compliance. Any failure of any party to comply
                       --------------------
with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the party to whom such obligation is owed, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 11.3 Representations and Warranties, etc. The respective
                       -----------------------------------
representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and shall expire and terminate eighteen (18) months thereafter, except for (a) claims made on or prior to the date eighteen
(18) months from the Closing Date pursuant to Article IX, which claims and the provisions of Article IX shall survive until the liability is finally determined, (b) the representation and warranty under Section 3.15, which shall survive for sixty (60) months from the Closing Date, (c) the representations and warranties under Sections 3.20, 3.21, 3.22 and 3.23, which shall survive for thirty (30) months and (d) the representations, warranties, covenants and agreements of the parties under Sections 2.1, 2.2, 2.5, 3.12, 3.16, 4.7, 6.9, 6.10, 6.11, 6.12, 6.13, 9.1, 9.2, 9.3, 9.4 and 11.12, which representations, warranties, covenants and agreements shall survive until one hundred twenty
(120) days after the end of the relevant statute of limitations period. After the expiration of the periods specified in the preceding sentence, no party shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement or any certificate in respect thereto, except to the extent that a claim has been made prior to the expiration of the relevant claims period above, in which case both the claim and the Sellers' obligation to indemnify the Buyer for Losses in respect of such claim shall survive until the liability is finally determined.

          Section 11.4 Notices. All notices, requests, consents and other
                       -------
communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

          (a) if to the Sellers or the Sellers' Representative to:


          c/o Allied Capital Corporation
          1919 Pennsylvania Avenue, N.W.
          Washington, DC  20006
          Telecopier: (202) 659-2053
          Attention:  Thomas H. Westbrook

          with a copy to:


          Dickstein Shapiro Morin & Oshinsky LLP
          2101 L Street, NW
          Washington, DC  20037
          Telecopier: (202) 887-0689
          Attention:  Neil Lefkowitz

          (b) if to the Buyer to:

          Corinthian Colleges, Inc.
          6 Hutton Centre Drive, Suite 400
          Santa Ana, California  92707


          Telecopier: (714) 427-3000
          Attention:  David Moore

          with a copy to:


          O'Melveny & Myers LLP
          610 Newport Center Drive, Suite 1700
          Newport Beach, California  92660

          Telecopier: (949) 823-6994
          Attention:  David A. Krinsky

          Section 11.5 Binding Nature; Assignment. This Agreement shall be
                       --------------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Except as otherwise expressly provided herein, nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers or principals of any of the parties hereto, by reason of any breach or violation of any of the provisions hereof or otherwise.

          Section 11.6 Entire Agreement. This Agreement, including the other
                       ----------------
documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including but not limited to the Confidentiality Agreement.

          Section 11.7 Expenses. Except as otherwise expressly provided herein,
                       --------
each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein; provided that all sales taxes, transfer and notarial fees and taxes and the like, if any, arising from the purchase of the Stock shall be paid by the Sellers. Each Seller shall pay such Seller's Fraction of the aggregate expenses of the Sellers; and Allied shall deduct Grenat's share of such expenses and any other anticipated obligations of the Sellers with respect to this Agreement from any amount otherwise payable to Grenat hereunder.

          Section 11.8 Press Releases and Announcements. No press release
                       --------------------------------
related to this Agreement or the transactions contemplated herein, or other announcement to the employees, customers, or suppliers of the Company, will be issued without the joint approval of the Buyer and the Sellers' Representative, except as otherwise advisable (provided the Party issuing a press release has first consulted with the other Party and taken into account its reasonable concerns, if any) or required by applicable law, rule or regulation, including but not limited to the rules of the New York Stock Exchange or Nasdaq, as determined in the opinion of such disclosing party's counsel.

          Section 11.9 Governing Law. This Agreement and the legal relations
                       -------------
between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

          Section 11.10 Severability. Any provision of this Agreement which is
                        ------------
invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          Section 11.11 Jurisdiction; Service of Process. The parties hereto
                        --------------------------------
consent to personal jurisdiction in Wilmington, Delaware and agree that the exclusive venue and place of trial for the resolution of any disputes arising in connection with the interpretation or enforcement of this Agreement shall be in the United States District Court for the District of Delaware The Parties hereby consent to process being served in any suit, action or proceeding instituted in connection with this Agreement by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested to the relevant Party at its address set forth in Section 11.4 of this Agreement. The Parties irrevocably agree that such service shall be deemed in every respect effective service of process upon the relevant Party(s) in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon such Party(s). Nothing in this paragraph shall affect the right of a Party to serve process in any manner otherwise permitted by law.

          Section 11.12 Headings. The headings contained in this Agreement are
                        --------
inserted for convenience only and shall not constitute a part hereof.

          Section 11.13 Legal Representation. In any dispute or proceeding
                        --------------------
arising under or in connection with this Agreement including, without limitation, under Article IX, the Sellers shall have the right, at their election, to retain the firm of Dickstein Shapiro Morin & Oshinsky LLP to represent them in such matter and the Buyer, for itself and for its successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter. The Buyer, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Sellers and its counsel, including without limitation Dickstein Shapiro Morin & Oshinsky LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Sellers and such counsel. The Sellers, for themselves and each of their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Buyer and its counsel, including without limitation O'Melveny & Myers LLP and Dean Blakey & Moskowitz, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Buyer and such counsel.

          Section 11.14 No Third Party Beneficiaries. This Agreement is intended
                        ----------------------------
and agreed to be solely for the benefit of the parties hereto, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement, except as otherwise contemplated by
Section 11.5.

          Section 11.15 Specific Performance. Each of the parties hereto
                        --------------------
acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.

          Section 11.16 Sellers' Representative. By the execution and delivery
                        -----------------------
of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints Allied as the true and lawful agent and attorney-in-fact (the "Sellers' Representative") of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to the transfer of the Stock owned by the Sellers to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Sellers' Representative shall deem necessary or appropriate in connection with the transaction contemplated by this Agreement, including, without limitation, the power:

               (i) to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Sellers and to transact matters of litigation;

               (ii) to execute and deliver all ancillary agreements, certificates and documents that the Sellers' Representative deems necessary or appropriate in connection with the consummation of the transaction contemplated by this Agreement;

               (iii) to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price;

               (iv) to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers' Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present; and

               (v) to receive service of process in connection with any claims under this Agreement.

The appointment of the Sellers' Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers' Representative in all matters referred to herein. All notices required to be made or delivered by the Buyer to either of the Sellers shall be made to the Sellers' Representative for the benefit of such Seller and shall discharge in full all notice requirements of the Buyer to the Sellers with respect thereto. The Sellers hereby confirm all that the Sellers' Representative shall do or cause to be done by virtue of its appointment as the Sellers' Representative of the Sellers. The Sellers' Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers' Representative believes to be in the best interest of the Sellers and consistent with obligations under this Agreement, but the Sellers' Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance by the Sellers' Representative of its duties under this Agreement, other than loss or damage arising from willful violation of the law by the Sellers' Representative of its duties under this Agreement.

          Section 11.17 Counterparts. This Agreement may be executed in one or
                        ------------
more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

               [The balance of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Sale Agreement as of the date first written above.

                                       WYO-TECH ACQUISITION CORP.


                                       By: ___________________________________
                                           Name:
                                           Title:



                                       ALLIED CAPITAL CORPORATION


                                       By: ___________________________________
                                           Name:
                                           Title:



                                       _______________________________________
                                       David Grenat



                                       CORINTHIAN COLLEGES, INC.


                                       By: ___________________________________
                                           Name:
                                           Title:

                                    Exhibit A
                                    ---------

                                     SELLERS
                                     -------


           Seller                      Shares Owned           Seller's Fraction
           ------                      ------------           -----------------

Allied Capital Corporation             99                     .979616

David Grenat                           2.06                   .020384



                                 OPTIONS HOLDERS
                                 ---------------

         Option Holder                      Number of Vested Optioned Shares
         -------------                      --------------------------------

        James D. Mathis                                  5.9

        Richard Daigle                                   1.416

                                   APPENDIX 1
                                   -----------
                            PRINCIPLES AND PROCEDURES
                            -------------------------

1. The Closing Certificate, Closing Statements and Closing Report shall be prepared in accordance with generally accepted accounting principles of the United States ("GAAP") applied in a manner consistent with past practices of the Company and the Subsidiary, except for such departures from GAAP and consistency in application as are specifically set forth below in this Appendix 1. For illustrative purposes, attached hereto on Schedule I are
     ----------
     sample calculations as of December 31, 2001 of the Closing Adjustment, the Acid Test Ratio, the Acid Test Ratio Adjustment, the Tangible Net Equity and the Tangible Net Equity Adjustment. Capitalized terms used herein but not defined herein shall have the respective meanings given such terms in the Agreement.

2. Acid Test Ratio is defined as the ratio obtained by dividing (i) the sum of the Cash and Cash Equivalents and Accounts Receivable of the Company and the Subsidiary on the Closing Date plus the Numerator Adjustment (as defined in Section 3) by (ii) the sum of the total Current Liabilities of the Company and the Subsidiary on the Closing Date plus the Denominator Adjustment (as defined in Section 4). The Cash and Cash Equivalents, Accounts Receivable, Current Liabilities, Numerator Adjustment and Denominator Adjustment, with respect to (i) the Estimated Closing Adjustment, shall be as set forth on the Closing Certificate, and (ii) the Closing Adjustment, shall be as set forth on the Final Closing Statements.

3. The following details the Principles and Procedures of calculating the items in the numerator of the Acid Test Ratio:

     . Cash and Cash Equivalents - As defined by GAAP applied in a manner consistent with past practices of the Company and the Subsidiary.

     . Accounts Receivable - Trade receivables (including student tuition and housing, Department of Education receivables and student notes), non-trade receivables if current in nature, payroll and other non-income tax receivables, all as defined by GAAP applied in a manner consistent with past practices of the Company and the Subsidiary, shall be included in the calculation of the Acid Test Ratio. Note that Accounts Receivable shall be net of the Allowance for Doubtful Accounts in the calculation of the Acid Test Ratio. Income tax receivables shall be included in Accounts Receivable only to the limited extent provided below.

     . Allowance for Doubtful Accounts - As defined by GAAP applied in a manner consistent with past practices of the Company and the Subsidiary.

     . Income Tax Receivables. Federal and state income tax receivables with respect to the taxable year ended December 31, 2001 shall be included in Accounts Receivable to the extent such receivables are attributable to income tax refund claims prepared by Ernst & Young LLP and filed on or before May 15, 2002, remain unpaid at the Closing, and do not, in the aggregate, exceed $1,250,000.

     . As a departure from GAAP and consistency in application with the past practices of the Company and the Subsidiary, deferred tax assets shall be deemed to be zero ($0) as of the Closing Date.

     . Numerator Adjustment - Shall be fifty percent (50%) of the Budgeted Capital Expenditures as set forth on Schedule 1.1(i) of the Agreement actually spent between January 1, 2002 and the Closing Date plus 100% of all capital expenditures spent in excess of $3,115,000 during such time period.

4. The following details the Principles and Procedures of calculating the items in the denominator of the Acid Test:

     . Current Liabilities - As defined by GAAP applied in a manner consistent with past practices of the Company and the Subsidiary except as follows:

          * Denominator Adjustment - Represents a memo account in an amount equal to $3,115,000 less all capital expenditures spent or accrued (pursuant to invoices that have been received by the Company or the Subsidiary for services rendered or materials delivered, but for which payment has not yet been made) between January 1, 2002 and the Closing Date.

          * Income Tax Payable. As a departure from GAAP and consistency in application with the past practices of the Company and the Subsidiary, income tax payables and deferred tax liabilities shall be deemed to be zero ($0) as of the Closing Date. Payroll and other non-income tax liabilities (including, but not limited to, the employer portion of federal, state and local employment taxes arising out of payment of the Option Cancellation Payment Amount) shall be calculated in accordance with GAAP and consistent with the past practices of the Company and the Subsidiary (and therefore included in Current Liabilities).

          * Indebtedness. Any amount included in Indebtedness shall be excluded from Current Liabilities.

5. Tangible Net Equity is defined as the excess as of the Closing Date of (i) the Company's and the Subsidiary's consolidated tangible assets over (ii) the Company's and the Subsidiary's consolidated liabilities, each as determined in accordance with GAAP, consistently applied. The Principles and Procedures to be followed by the Buyer in calculating the Tangible Net Equity and in the

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     preparation of the Closing Certificate, Closing Statements and Closing
     Report shall include the following:

     . Consolidated Tangible Assets - Consolidated tangible assets of the Company and the Subsidiary shall include all assets of the Company and the Subsidiary less goodwill (net of accumulated amortization).

     . Consolidated Liabilities - Consolidated liabilities of the Company and the Subsidiary shall include all liabilities of the Company and the Subsidiary as determined in accordance with GAAP consistently applied, excluding the Indebtedness and Preferred Stock.